Exhibit 10.2
BUILD TO SUIT AND LEASE AGREEMENT
     THIS BUILD TO SUIT AND LEASE AGREEMENT (hereinafter referred to as “Lease”) made and entered into effective as of the 24th day of November, 2010, (the “Commencement Date”) by and between Forestry Research Holdings, LLC, a South Carolina limited liability company, its successors or assigns (hereinafter referred to as “Landlord”) and ArborGen Inc., a Delaware corporation, its successors or assigns (hereinafter referred to as “Tenant”).
W I T N E S S E T H:
     IN CONSIDERATION of the rentals, covenants and conditions hereinafter set forth, and intending to be legally bound thereby, Landlord and Tenant do hereby covenant and agree as follows:
     1. Lease of Premises. Landlord does hereby lease and demise to Tenant, and Tenant does hereby take and hire from Landlord, upon and subject to the terms, conditions, covenants and provisions hereinafter set forth, all that certain piece, parcel or lot of land consisting of approximately 13.5 +/- acres (“Land”), and related improvements from time to time thereon (including, without limitation, the building(s) and improvements to be constructed thereon by Landlord consisting of approximately 55,000 square feet of office and laboratory building space thereon) (“Improvements”), situated, lying and being in the County of Dorchester, State of South Carolina. Said Land is more particularly described on Exhibit A, and said Improvements are more particularly identified in Exhibit A-1, each attached hereto and incorporated herein by reference (the Land and Improvements collectively, the “Premises”).
     2. Construction of Improvements. Landlord agrees to construct certain Improvements on the Land pursuant to agreed upon plans and specifications and in accordance with the Work Letter attached hereto as Exhibit B and incorporated herein by reference.
     3. Term. To Have And To Hold the Premises for and during an initial term of Twenty (20) lease years, beginning with the Full Rent Commencement Date and expiring on the last day of the month that is Twenty (20) years following the Full Rent Commencement Date as defined in Section 4 below. At the end of the initial term, provided Tenant is not in default beyond applicable notice and cure periods hereunder, Tenant shall have the right to extend the term of this Lease for an additional 10 years (the “Extension Term”) upon the terms and conditions provided herein upon the giving of written notice to Landlord at least one year prior to the end of such initial term.
     4. Full Rent Commencement Date. The Full Rent Commencement Date of this Lease shall be on the earlier to occur: (i) the date Tenant opens for business in the Premises; or (ii) Thirty (30) days after the date upon which the Premises have been Substantially Completed, as such term is defined in the Work Letter. In connection herewith, it is understood and agreed that every twelve (12) calendar months from such Full Rent Commencement Date shall constitute a “lease year”.

5. Rental. From the Commencement Date until the Full Rent Commencement Date, Tenant shall pay to the Landlord fixed rent equal to $1.00 per month, payable on the first day of each month, in advance. Such rental is paid as consideration for Landlord’s agreement to perform its obligations under this Lease prior to the Full Rent Commencement Date. Provided, however, except as set forth herein, Tenant shall have no liability for rent or for personal injury or property damage with regard to the Premises prior to the Full Rent Commencement Date unless arising by the voluntary act of Tenant or its agents or contractors.
5.1 Annual Rental.
          (a) Beginning at the Full Rent Commencement Date and continuing during the initial term of this Lease, Tenant shall pay to Landlord as annual rental for the Premises, an amount equal to the greater of (i) $1,000,000.00 (“Minimum Base Rent”); or (ii) ten percent (10%) of Landlord’s Investment as defined herein, subject to adjustment during the term as more fully provided herein. The term “Landlord’s Investment” shall be the sum total of (i) Landlord’s purchase price of Land in the amount of $540,000.00 and the Final Cost of the Work (as defined in Section 5.3(a)); (ii) the amount of all taxes, insurance, common area maintenance charges or expenses and special assessments related to the Land or the construction of Improvements paid for by Landlord for the period prior to the Full Rent Commencement Date and Landlord’s fees paid to third parties to review and/or procure grants (less the amount of all tax credits and funds granted to Landlord from Dorchester County or granted to Landlord due to the County’s efforts to obtain economic incentives on Tenant’s behalf, provided that such tax credits and/or funds do not create any extra cost on the Landlord, including but not limited to phantom income, and provided such are acceptable to any lender of the Landlord); and (iii) Landlord’s expenses incurred in financing the construction of the Improvements and the expenses incurred in connection with the Landlord’s obtaining and maintaining financing in the principal amount of up to Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) on the Improvements (the “Maximum Financed Principal”) for all mortgage, construction or other related loans, including but not limited to any mezzanine debt during the period commencing with the acquisition of the Land and continuing through Substantial Completion of the Work (“Financing”), as such expenses may change from time to time to reflect, among other things, increased annual interest expense of all Financing and other bank charges, but exclusive of fees and expenses incurred in connection with any refinancing of such Financing, (iv) the required nine percent (9%) return on the equity provided to the members and investors of Landlord during the period commencing with the acquisition of the Land and continuing through the Substantial Completion of the Work, and (v) any other costs incurred by Landlord in connection with the design, engineering and construction of the Improvements. Landlord’s Financing costs included in Landlord’s Investment (x) shall be limited to amounts financed (up to the Maximum Financed Principal) under a first mortgage with TD Bank, N.A. and mezzanine financing with MWV Community Development, Inc. or any combination of first mortgage and/or mezzanine financing (up to the Maximum Financed Principal) with any bank, trust company, national banking association, insurance company, pension or retirement trust or fund or investment company, in all cases unaffiliated with Landlord and acting on its own account or in fiduciary capacity and upon arm’s-length terms and conditions and (y) shall in no event include fees, penalties, charges and expenses incurred by Landlord as a result of Landlord’s breach or default of any obligation with respect to such Financing. Rent shall be paid in monthly installments and in no event more than one month in advance.

          (b) Such annual rental as determined under Section 5.1(a) above may vary quarterly following the Full Rent Commencement Date to reflect the amount, if any, by which the actual interest expense on the Financing actually paid by Landlord for the prior ninety (90) day period exceeds the rate of 6.25% on the anticipated first mortgage with TD Bank, N.A. for $7,500,000 and 9% on the anticipated second mortgage with MWV Community Development, Inc. for $4,000,000 (or such other interest rates as may finally be applicable to the Financing, in the event that loans are obtained from other sources). Landlord shall bill the Tenant for such interest expense difference quarterly, and the Tenant shall pay such difference to the Landlord as additional rent within thirty (30) days of such billing.
          (c) In addition to the foregoing adjustment, if Landlord receives a grant or tax credit after the Full Rent Commencement Date, the annual rental payment shall be recalculated and reduced by ten percent (10%) of the acceptable amount of such grant or such credits retained by Landlord (referred to herein as “Grant Adjustments”). Landlord shall provide ninety (90) days prior written notice to Tenant of such Grant Adjustments in annual rental. Such Grant Adjustments shall be prorated across each lease year for which such Grant Adjustment is applicable and the Monthly Rental defined below shall be adjusted accordingly. In no event shall the Grant Adjustments reduce the amount of Minimum Base Rent provided under Section 5.1(a) above.
5.2 Rental Cap. Landlord and Tenant agree that Landlord’s Investment shall not exceed $14,300,000.00 (“Maximum Landlord’s Investment”). The current estimate of Landlord’s Investment, including the complete current estimate of the Cost of the Work (“Estimated Cost of the Work”), is attached to the Work Letter attached as Exhibit B to this Lease.
5.3	Cost of the Work.
     (a) As used herein, the term “Cost of the Work” shall have such meaning as set forth in the Work Letter.
     Landlord and Tenant agree and understand that the Estimated Cost of the Work may be adjusted for approved changes in the Work in accordance with the terms of the Work Letter attached hereto and for any mutually approved cost savings or cost increases that may be incurred during Landlord’s performance of the Work. The Cost of the Work as adjusted as provided herein shall comprise the “Final Cost of the Work”.
     (b) Changes to the Original Estimated Cost of the Work — If costs to perform the Work as shown on the Original Plans & Specifications attached to the Work Letter change from the Estimated Cost of the Work attached to the Work Letter, Landlord and Tenant will allocate such changes in the Costs of the Work equally between them on a 50/50 basis, provided that if such changes in the Cost of the Work for the Original Plans & Specifications cause Landlord’s Investment to exceed the Maximum Landlord’s Investment, Landlord shall be solely responsible for such excess.

     (c) Changes to Cost of Work During Design and Construction. During the course of development and construction, Landlord and Tenant will continue to exercise their best efforts to reduce the Cost of the Work. These cost savings will be accomplished by renegotiating lower prices, altering or modifying the types of materials used or equipment installed, altering or modifying the methods of installation of materials and equipment, and renegotiating costs for labor and expenses in providing construction, installation and other items involved in providing such services and improvements. If the Cost of the Work shall increase or decrease during the course of design and construction after establishing the Cost of the Work for the Original Plans & Specifications as provided in paragraph 5.3(b) above, except as a result of a Scope Change as provided in Section 5.3(d) below, Landlord and Tenant will allocate such changes in the Cost of the Work equally between them on a 50/50 basis, except that if the savings are for items within Landlord’s contract with the General Contractor (as defined in the Work Letter) such costs shall be divided with 40% to Landlord, 40% to Tenant, and 20% to said contractor. Any cost increases shall be credited against any identified cost savings. If such increases are more than the cost savings, they shall be added to the Cost of the Work. However, if at any time the then-estimated Cost of the Work causes Landlord’s Investment to be increased to an amount greater than the Maximum Landlord’s Investment, except as a result of a Scope Change under Section 5.3(d) below, Landlord shall be solely responsible for such excess.
     (d) Scope Changes — In the event that the Cost of the Work shall be increased or decreased as a result of a Scope Change (as defined in the Work Letter) requested by Tenant or required by the implementation of the CCR’s (as defined in Paragraph 6 hereof), provided that such increased expense due to the CCR’s allocable to Tenant shall in no event exceed $150,000.00, any such savings shall be allocated 50% to Tenant and 50% to Landlord, and any increase shall be allocated 100% to Tenant, paid to Landlord within thirty (30) days of receipt of an invoice for such from Landlord and offset upon Substantial Completion by any identified cost savings. The Landlord shall rebate the Tenant net cost savings allocable to the Tenant within thirty (30) days of Substantial Completion to the extent that such rebate is permissible with Landlord’s lenders.
5.4 Rental Payments. (a) Rental for the initial term beginning with the Full Rent Commencement Date shall accrue from the Full Rent Commencement Date and shall be payable in equal monthly installments on the first day of each month thereafter in advance, without notice, reduction or offset except as otherwise provided in this Lease (“Monthly Rental”).
     (b) The rental rate during the Extension Term, if any, shall be equal to the fair market rental value of the Premises as agreed upon between Landlord and Tenant, exclusive of any additional improvements constructed by and owned by Tenant.
     (c) Any other sums payable by Tenant to Landlord under this Lease shall be deemed to be additional rent.
     6. Use of the Premises. Tenant shall have the right to use the Premises for any lawfully permitted use, provided that Landlord acknowledges that Tenant contemplates using the Premises for research, development and production laboratories and facilities related to biotechnology, plant genetics, agricultural products, plant material, germplasm, seedlings and administrative office space, provided that, subject to Landlord’s obligations under the Work Letter, Tenant shall be responsible for obtaining and maintaining any and all permits and approvals required for the particular operation of Tenant’s business on the Premises. Tenant acknowledges such contemplated use and is satisfied as to its ability to such use based upon its prior investigation of the statutes, permits and regulations affecting such. Tenant covenants and agrees not to occupy or use or permit the Premises to be occupied or used contrary to any statutes, rules, order, ordinance, requirement or regulation applicable thereto, and the use must comply with reciprocal easement agreements, covenants and the other Permitted Encumbrances (as defined in Section 47). Landlord shall not enter into any reciprocal easement agreements, covenants or any restrictions which may restrict the use of the Premises and any Tenant Improvements without Tenant’s prior consent, not to be unreasonably withheld. Landlord has provided to Tenant prior to execution of this Lease and Tenant has approved all existing Permitted Encumbrances.
Tenant acknowledges that the Premises constitute a portion of the Pine Hill Commerce Park, and are subject to the Declaration of Protective Covenants, Conditions and Restrictions for Pine Hill Commerce Park (together with the By-Laws and Architectural Standards, the “CCR’s”), a draft copy of which, dated July 1, 2010, have been previously provided to Tenant. Tenant shall pay to Landlord as additional rent, within thirty (30) days after invoice from Landlord, accompanied by copies of the billing from the Board of Directors of the Association under the CCR’s, all Assessments required to be paid by any Owner under the CCR’s, excluding any fees, fines and penalties arising as a result of Landlord’s breach of its obligations as Owner of the Land under the CCR’s. Landlord shall not approve any amendments or modifications to such draft CCR’s that would materially adversely affect Tenant’s use of the Premises for the normal conduct of its business. Before taking any action under the CCR’s in its capacity as Owner of the Premises under the CCR’s that would impact or affect Tenant’s rights and obligations under this Lease or its use of the Premises, Landlord shall obtain the prior written consent of Tenant and any mortgagee of Landlord, not to be unreasonably withheld.
     7. Maintenance and Repair. Subject to Landlord’s obligations under the Work Letter with respect to the initial Work, and except for any items covered by any builder’s warranty and during the term of such warranty, Tenant covenants and agrees that it will, at its own expense, keep and maintain in good order, condition, and repair, all portions of the Premises including, but not limited to, the roof and structure, parking lot, landscaped areas, plumbing, air-conditioning, heating and electrical equipment and improvements. On or before ninety (90) days following the Full Rent Commencement Date, Landlord shall provide Tenant with copies of any builder’s warranties related to the Work, and Landlord shall provide all “as built” drawings for the Premises in accordance with the Work Letter. Neither Landlord nor Tenant shall take any action which will jeopardize coverage under or would violate the terms of any such warranty on the Improvements.
     8. Alterations and Improvements. Subsequent to completion of the initial Work,Tenant shall have the right and privilege to make such alterations, improvements, additions and changes, structural or otherwise, during the term of this Lease, at its own cost and expense, in and to the Premises in such manner as it may deem necessary or convenient to promote the interests of its business (“Tenant Improvements”); provided, however, that the following tenant improvements must first be submitted to Landlord and any mortgagee of the Landlord for their written approval, not to be unreasonably withheld, conditioned or delayed: (a) pertinent plans for material changes to the structural or exterior portions of the building or to the parking areas constructed by Landlord as Improvements, and (b) pertinent plans for any removal, modification or addition of Tenant Improvements to the initial Work or other portions of the Premises that cause a material decrease in the value of the Premises. For clarification, structural changes that compromise the re-usability of the Building or changes that will result in a material decrease in the value of the Building could be reasons for withholding approval. Unless objections to such changes from any mortgagee of the Landlord are received by the Tenant and the Landlord within twenty (20) days of receipt of notice thereof from the Tenant, such mortgagee shall be deemed to have accepted them. Except as noted below, any alterations, improvements, additions or changes made to the Premises by or for Tenant under the terms of this paragraph shall attach to the realty and become the property of Landlord at and upon termination of this Lease unless removed by Tenant as permitted in this Lease. Notwithstanding anything to the contrary herein, Tenant shall have the right to construct greenhouses and similar structures on other portions of the Land. Any licensed contractor hired by Tenant shall perform any work in a workman-like manner. Any exterior greenhouses or similar structures constructed by Tenant shall be property of Tenant and may be removed by Tenant at the termination of this Lease.
     9. Lien Obligation. If any mechanic’s, materialmen’s, or other similar lien is filed against the Premises as a result of any work performed by or on behalf of Tenant, except for any improvements to be constructed by Landlord for Tenant, Tenant shall discharge, bond or otherwise remove such mechanic’s, materialmen’s, or other lien within twenty (20) days after receipt of notice thereof; provided, however, Tenant shall have the right to contest any such lien by the institution of appropriate legal proceedings or otherwise, as long as Landlord’s interest in the Premises is not threatened. Tenant shall have no authority, expressed or implied, to encumber or subject the Premises or the interest of Landlord in the Premises to any mechanics’, materialmen’s, or other liens of any nature whatsoever and shall indemnify, defend, and hold harmless and keep indemnified Landlord against all such liens, charges and encumbrances, including legal counsel fees. Notwithstanding anything in this paragraph to the contrary, Tenant may enter into financing obligations securing Tenant Improvements which constitute personalty only; provided any liens related to such personalty do not affect, restrict or encumber the Land or the Improvements. In such event, Landlord will execute and deliver to Tenant’s lender a subordination agreement in form and content reasonably satisfactory to Landlord subordinating Landlord’s interest in such personalty and any other personal property of Tenant located at the Premises to the security interest of Tenant’s lender. Landlord hereby further agrees that Landlord shall have no lien or other interest in any trade fixtures, specialty equipment, intellectual property or other specialized personal property unique to Tenant’s business and operations at the Premises and Landlord hereby waives any such lien rights or other interest.
     Landlord shall be responsible for and shall discharge, bond or otherwise remove any mechanic’s, materialmen’s, or other liens against the Premises filed as a result of work performed in construction of Improvements by Landlord within twenty (20) days after receipt of notice thereof. Landlord shall deliver the Improvements on the Premises free from such liens as of the Full Rent Commencement Date. Fines, penalties and other like charges attributable to any such liens shall be borne by the Landlord and shall not be included in Landlord’s Investment, unless any such charges are otherwise included in the Construction Budget or are attributable to acts or omissions of the Tenant.
     10. Removal of Trade Fixtures and Equipment. Tenant shall have the right to place or install in or upon the Premises such trade fixtures and equipment as it shall deem desirable for the conduct of its business, and all trade fixtures and equipment so placed in or upon the Premises at the expense of Tenant (whether or not readily removable) shall remain the property of the Tenant, and shall be removed by Tenant on or before the expiration or termination of this Lease. In the event such removal shall cause damage or disfigurement to the walls, ceilings or floors of the Premises, the cost of repairing the same shall be borne by Tenant and Tenant shall perform such repairs prior to the expiration of the Lease. Tenant may remove its furniture, trade fixtures and equipment from the Premises prior to the termination of this Lease, provided that Tenant shall repair, at Tenant’s expense, any damage caused by such removal. Landlord shall not be responsible for any loss or damage occurring to any property owned by Tenant or any Subtenant, assigns, licensee, or other parties unless damage was a direct result of the gross negligence or willful misconduct of Landlord or its representatives. All fixtures and equipment described in the Plans and Specifications for the Premises, paid for by the Landlord shall remain the property of Landlord.
     11. Surrender of Premises. Upon the expiration of this Lease, and except as set forth in Section 15, Tenant shall surrender the Premises to Landlord in good order and condition, reasonable wear and tear excepted. If there are damages, then Tenant must repair prior to surrender, unless Landlord agrees to accept cash in the amount of anticipated repairs.
     12. Assignment and Subletting. Prior to assigning this Lease or subletting all or a portion of the Premises, Tenant must obtain the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, provided (i) the proposed assignee or subtenant has adequate financial strength to meet the commitments set forth in the proposed assignment or sublease, (ii) such assignment or subleasing shall not in any way modify the terms of any guaranties for this Lease, and (iii) such assignment or subleasing is acceptable to the Guarantors described in Section 48 of this Lease, Landlord and to any lender of the Landlord with a mortgage on the Premises. If Tenant assigns this Lease as set forth herein or sublets all or a portion of the Premises, then Tenant shall remain fully liable hereunder for any obligation whether past, present or future, unless released from such obligations by Landlord and Guarantors. Consent to any assignment or subletting for which Landlord’s consent is required shall not be deemed consent to any subsequent assignment or subletting. Any assignee or subtenant hereunder shall expressly assume in writing all obligations on Tenant’s part to be performed under this Lease from and after the effective date of the assignment or subletting. Notwithstanding the above, Tenant may assign this Lease or sublet all or any portion of the Premises to any affiliate or to an entity that acquires Tenant’s business, without Landlord’s consent, provided that Tenant provides Landlord with satisfactory evidence of the consent to such assignment or subletting by all Guarantors of this Lease and provided further that no such assignment of this Lease shall be deemed to release the Tenant or any Guarantor of the Lease. “Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term “Tenant” shall be substituted for the term “Debtor” therein.

     13. Taxes.
     (a) Commencing on the Full Rent Commencement Date, Tenant shall be responsible for the prompt payment of all real estate taxes, assessments and special assessments levied, assessed or imposed upon the Premises, upon all improvements erected thereon, and equipment and shall pay such taxes when the same shall become due and payable. A pro rata adjustment shall be made with respect to the commencement and ending of Tenant’s tax liability if the commencement or ending of Tenant’s liability does not coincide with the tax year. Upon failure of Tenant to make timely payment of any taxes or assessments due, Landlord shall have the right to advance the amounts required for payment directly to the authorities making such levy or assessment, and shall add the amount so paid, plus any interest and penalty imposed, to the rental accruing to the Landlord hereunder for the next succeeding month or months as the case may be. Both Landlord and Tenant shall have the right to diligently contest in good faith by proper legal proceedings any tax assessment, levy or other governmental charge or imposition, the expense of which shall be paid by the party desiring to so contest. In connection herewith, Landlord and Tenant agree, at the expense of the protesting party, to cooperate and to execute and deliver all appropriate papers, documents or other instruments which may be necessary or proper to permit said party to contest any such tax assessment or levies.
     (b) Provided that such action on the part of the Tenant does not adversely affect the Landlord and is acceptable to any lender of the Landlord, Tenant shall have the right to attempt to reduce the ad valorem taxes and other impositions for the Premises by participating in the Fee In Lieu Of Taxes (“FILOT Program”) pursuant to Title 4, Chapter 1, Title 4, Chapter 12, or/and Title 12, Chapter 44 of the Code of Laws of South Carolina 1976 (the “Code”), with respect to the ad valorem taxes assessed (or to be assessed) against the Premises and the equipment, trade fixtures and other tangible personal property proposed to be used by Tenant in connection with its use and occupancy of the Premises, available through the County of Dorchester, South Carolina. In addition, Tenant shall have the right to attempt to further reduce the ad valorem taxes imposed on the Premises by making application to have all or a portion of the Premises qualified as agricultural real property as that term is defined in Title 12 of the Code.
     (c) Landlord and Tenant shall use commercially reasonable efforts to diligently pursue all necessary approvals for the Premises for the FILOT Program and/or the agricultural real property designation. The approvals may require applications by both Landlord and Tenant. Landlord and Tenant acknowledge and agree that Landlord has agreed to pursue such approvals solely as an accommodation to Tenant. Tenant shall be responsible for paying all fees in connection therewith. Landlord agrees to provide Tenant and Dorchester County such information concerning Landlord and the Premises as may be reasonably required by Tenant or Dorchester County in connection with such approvals, to join in such applications and support the same in such capacity and manner as may be reasonably required by Tenant and Dorchester County. Landlord will cooperate with Tenant in its attempt to participate in the FILOT Program and/or agricultural real property designation but Landlord shall not be obligated to incur any expenses in connection with such cooperation, except as provided above.

     (d) In the event that Tenant is successful in making the Premises part of the FILOT Program and/or receiving the agricultural real property designation, Landlord shall pass through to Tenant all reductions or abatements applicable to the Premises. Except in the event of default by Tenant under this Lease beyond any applicable notice and cure periods, Landlord agrees not to alter or modify such incentives without the prior written consent of Tenant and agrees to follow Tenant’s written instructions as to the implementation and use of such incentives, including, but not limited to, the allocation of infrastructure improvement credits, provided, however, that all reasonable costs incurred by Landlord in connection with following Tenant’s instructions or otherwise in connection with obtaining and implementing such economic development incentives shall be paid for by Tenant as additional rent hereunder.
     14. Insurance/Indemnification. (a) Tenant agrees to defend, indemnify and/or hold and save Landlord harmless at all times during the initial term and any renewal terms hereof from and against any and all loss, damage, cost or expense on account of any claim for injury (including death) or damage either to person or third party property sustained by Landlord or by any other person which arises out of the use and occupancy of the Premises by Tenant (except those resulting from Landlord’s unlawful or negligent acts). In connection herewith, commencing on the Full Rent Commencement Date, Tenant at its own cost and expense shall provide and keep in force with Landlord as an additional insured, a general liability policy or policies in standard form protecting Tenant and Landlord against any and all liability occasioned by accident or disaster with minimum limits of $2,000,000 (per occurrence) / $5,000,000 (general aggregate), which amounts may be satisfied through primary and umbrella coverage. A renewal policy shall be secured not less than thirty (30) days prior to the expiration of any policy.
Prior to the Full Rent Commencement Date and during the period of construction of the Improvements, Landlord will carry or will cause its contractor to carry builder’s risk insurance in amounts and with carriers reasonably satisfactory to Landlord and Tenant on buildings and all improvements on the Premises and for all Improvements constructed by Landlord, shall name Tenant as an additional insured against hazards customarily insured against by builder’s risk coverage type of insurance as now contained in policies in effect in the state where the Premises are located in an amount equal to not less than the full replacement value of all Improvements constructed by Landlord on the Premises, and to pay the premium or premiums on said insurance promptly when due. Landlord and Tenant acknowledge that proceeds from any such policy will be made payable first to any secured lender of the Landlord. Landlord shall provide to Tenant copies of insurance certificates upon request.
     (b) Commencing on the Full Rent Commencement Date, Tenant covenants and agrees to carry fire and extended coverage insurance (including coverage for damage by flood (if the Building is located in a flood zone), hurricane and business interruption (in at least the amounts of the annual rental amounts due under this lease)) in amounts and with carriers reasonably satisfactory to Landlord on buildings and all improvements on the Premises and for all Improvements constructed by Landlord, shall name Landlord and any secured lender to the Landlord as additional insureds against hazards customarily insured against by fire and extended coverage type of insurance as now contained in policies in effect in the state where the Premises are located in an amount equal to not less than the full replacement value of all Improvements constructed by Landlord on the Premises, and to pay the premium or premiums on said insurance promptly when due. Landlord and Tenant acknowledge that proceeds from any such policy (excluding any proceeds allocable to any personal property of Tenant, improvements constructed by Tenant and any business interruption coverage) will be made payable first to any secured lender of the Landlord. Tenant shall provide to Landlord copies of insurance certificates upon request.
     (c) All insurance which Tenant shall, or is obligated to, maintain under the terms and provisions of this Lease shall (i) name Landlord, any lender to Landlord (through an additional insured endorsement), and such other persons or firms as shall be specified by Landlord from time to time, as additional insureds; (ii) shall be issued by insurance companies licensed in the State of South Carolina and having an A.M. Best rating of A:XV or better or the equivalent thereof; (iii) shall not have a deductible amount exceeding $50,000; and (iv) specifically provide that the insurance afforded by such policy for the benefit of Landlord and Landlord’s mortgagees, shall be primary and any insurance carried by Landlord and Landlord’s mortgagees shall be excess and non-contributing. If Tenant provides any insurance required by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respect with the provisions of this Lease, and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Leased Premises. Tenant shall deposit the certificates of such insurance with Landlord at least five (5) days prior to Tenant taking possession of the Leased Premises or entering the Leased Premises on a regular basis and shall deposit copies of the policy or policies of such insurance within thirty (30) days of the Full Rent Commencement Date. Should Tenant fail to purchase the insurance called for herein and to deliver said policies, certificates or duplicates thereof, to Landlord, Landlord shall have the right at its option, upon written notice to Tenant, in addition to all other rights or remedies available to Landlord hereunder, to procure said insurance, and pay the requisite premiums therefore, in which event, Tenant shall pay all sums so expended by Landlord to Landlord as Additional Rent upon demand. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be canceled without at least thirty days prior written notice to Landlord and to the holder of any mortgage to whom loss hereunder may be payable.
     15. Loss by Fire or Other Casualty. Except as otherwise set forth below, if the Improvements on the Premises shall be damaged or destroyed by fire or other casualty after the Full Rent Commencement Date, Tenant, within a reasonable time from the date of such damage or destruction, shall make necessary alterations, repairs and/or replacements to such Improvements for the purpose of restoring said Improvements to the same condition such Improvements were in immediately prior to such fire or other casualty loss, but no casualty shall affect Tenant’s liability to pay the full amount of Rent as provided in this Lease. The Rent herein required to be paid by Tenant shall not abate during any period of untenantability caused by such damage or destruction. If, (i) in the reasonable judgment of Tenant, the damage to such Improvements is such that same cannot be restored and repaired or replaced within a period of two hundred (200) days and (ii) either any insurance proceeds are sufficient to pay off any existing loan secured by a mortgage against the Premises or Tenant agrees to and does pay any difference between such proceeds and the outstanding amount of such loan, then Tenant may, by written notice to Landlord, terminate the Lease as of the date of the damage, with insurance proceeds allocated toward repair of the Premises being paid to Landlord, or upon request by Landlord’s mortgagee, directly to such mortgagee, in an amount applicable to covered loss. If this Lease is not so cancelled, then such insurance proceeds shall be applied to such restoration and repairs, subject to and in accordance with the disbursement procedures set forth in Section 2.06 of the first mortgage given to TD Bank, N.A. If the Premises are to be restored but, because of a Force Majeure Event, the completion of such restoration and repairs is delayed, then the time for completion of such shall be extended accordingly but the obligation to pay Rent shall continue unabated. If more than fifty percent (50%) of the Improvements or a material portion or critical area of the Premises are destroyed in the last two (2) years of any term, Tenant may terminate this Lease, whereupon all rents herein provided shall abate, but insurance proceeds shall apply to the covered loss according to the terms and conditions of the applicable policy and such insurance proceeds shall be paid to Landlord or to Landlord’s lender as may be provided in any agreements between Landlord and Landlord’s lender.
     Tenant shall be responsible for insuring and maintaining and replacing its own fixtures and equipment as well as its greenhouses and similar exterior structures.
     16. Force Majeure Events. In the event a party is unable to performs its obligations under this Lease due to inclement or severe weather condition, natural disaster, act of war or terror, labor disputes/strikes, Act of God, insurrection, civil commotion, riot, or unavoidable casualty (including casualty not covered by insurance coverage described above) such condition referred to herein as “Force Majeure Event” then such party shall be excused from performing its obligation hereunder other than the payment of Rent.
     17. Waiver of Subrogation. Landlord and Tenant each waive any claim it may have against the other for any loss or damage to its property, whether caused by the negligence or fault of the other party, to the extent said loss is covered by any insurance which the waiving party is required to obtain hereunder or which such party actually maintains, whichever is greater. Each party shall cause its insurance carrier to waive any right of recovery against the other for any loss of or damage to property which loss or damage is covered by insurance (or, if the insurance required hereunder had been carried, would have been so covered). For purposes of this Section 17, any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.
     18. Condemnation.
     (a) If all or any portion of the Premises is taken under any condemnation or eminent domain proceeding and if the remaining portion thereof is, in the reasonable judgment and discretion of Tenant, unusable or inadequate for Tenant’s purposes, this Lease shall terminate on the date which said Premises or such portion thereof is so taken and the rental shall be accounted for between Tenant and Landlord as of such date provided that the amount of such award is sufficient to pay off the debt owed to any lender of the Landlord with a first mortgage on the Premises in full. For the purpose of this section “unusable or inadequate” shall be defined as a) loss of access to the Premises; or b) loss of a material portion or critical area of the Land or the Improvements. In the event that this Lease shall not so terminate, the rent shall equitably abate from the date of such taking. In the event of a taking of the entire Premises or such portion thereof that the Premises is rendered unusable or inadequate for Tenant’s purposes, Tenant shall be entitled to share in any condemnation award made to Landlord to the extent such award includes an award for leasehold improvements to the Premises made by Tenant during the term of this Lease, or the installation cost of Tenant’s fixtures and equipment in and to the Premises. Tenant’s share of such award shall be reduced by the condemnation award, if any, that may be made directly to Tenant by the condemning authority.
     (b) Notwithstanding the foregoing, if a portion of the Premises is taken that renders the balance unusable or inadequate and if Tenant shall elect to terminate this Lease in accordance with Section 18(a) above, Landlord may notify Tenant, by written notice, that Landlord then owns or controls substitute land contiguous to the Land that Landlord could improve, at Landlord’s sole cost and expense, to replace the portion of the original Land taken in such condemnation or eminent domain proceeding. In such case, if such contiguous land will be of equal or better utility to Tenant as the portion taken by the taking authority, as determined by Tenant in its reasonable discretion, and will be delivered within a time frame reasonably acceptable to Landlord and Tenant, then this Lease shall not terminate but shall remain in full force and effect, provided that Landlord shall deliver such additional land within the time period estimated by Landlord and such substitute land shall be deemed part of the Premises for all purposes.
     (c) In the event of a termination of this Lease, as hereinabove provided, it is understood and agreed that any such termination shall be without prejudice to the rights of either Landlord or Tenant to seek a separate award and recover from the condemning authority compensation for such damage caused by condemnation, it being further understood and agreed that neither shall have any rights in the award made to the other by any condemnation authority, except as expressly provided for hereinabove.
     19. Events of Default. (a) The following shall be deemed to be events of default by Tenant under this Lease: (i) Tenant or any Guarantor of this Lease shall file or any creditor of Tenant on behalf of Tenant shall file any petition under any applicable federal or state bankruptcy or insolvency law, or Tenant shall be adjudicated bankrupt, or a receiver of the business or assets of Tenant shall be appointed and such filing, adjudication or appointment shall not be vacated within ninety (90) days after notice thereof to Tenant, or Tenant makes an assignment for the benefit of creditors; (ii) Tenant shall fail to make any payment of Rent when due and such failure is not cured within ten (10) days following receipt by Tenant and each Guarantor of written notice thereof by Landlord, provided, however, that Landlord shall not be obligated to give such notice and right to cure to Tenant and each Guarantor more than two (2) times per lease year; or (iii) except for the payment of Rent, Tenant shall fail to comply with any term or condition of this Lease and such failure is not cured within thirty (30) days following the giving of written notice thereof by Landlord to Tenant and all the Guarantors (unless such failure is not monetary and is of such a nature that it will require more than thirty (30) days to cure, in which case such cure period shall be extended for so long as Tenant shall promptly commence and diligently prosecute the cure of such failure, and while doing so shall continue to perform all of its monetary obligations hereunder).
     (b) The following shall be deemed events of default by Landlord under this Lease: (i) Landlord fails to pay when due any sum due to Tenant hereunder, which failure continues for a period of ten (10) days after receipt of written notice of such failure from Tenant to Landlord, or (ii) Landlord fails to keep, perform or observe any of the other covenants to be kept, observed or performed by Landlord under this Lease, which failure continues for a period of thirty (30) days after written notice of such failure from Tenant to Landlord (unless such failure is of such a nature that it will require more than thirty (30) days to cure, in which case such cure period shall be extended for so long as Landlord shall promptly commence and diligently prosecute the cure of such failure, and while doing so shall continue to perform all of its monetary obligations hereunder); provided, however, that Tenant shall continue to perform all of its monetary obligations under this Lease and no such default shall excuse Tenant from the payment of Rent so long as a mortgage outstanding against Landlord’s interest in the Property.
     20. Landlord Remedies. If a Default of Tenant occurs, Landlord, upon giving Tenant written notice of default and applicable opportunity to cure, may, without waiving any other rights hereunder or available to Landlord at law or in equity (Landlord’s rights being cumulative), do any of the following:
     (a) With or without terminating the Lease, reenter the Premises and retake possession of the same and any and all personal property of Tenant (except for Tenant’s trade fixtures, its specialty equipment, its intellectual property, or its other specialized personal property) located on the Premises, with or without legal process, by summary proceedings, ejectment or otherwise, and may accelerate the rent due for the balance of the Term and Landlord shall have no duty to mitigate any loss of rent. Tenant’s liability under the Lease shall survive Landlord’s re-entry and repossession of the Premises, the institution of summary proceedings, and the issuance of any warrants with respect thereto. Landlord may relet the Premises on such terms and conditions (which may include concessions or free rent or alterations of the Premises) as Landlord, in its sole discretion, may determine. If the full rental reserved under this Lease and any of the costs, expenses or damages described below shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including any rent deficiency. For purposes of the deficiency in Rent that would have been due under this Lease during any period following Landlord’s election to accelerate rent, deficiency means the future Rent that would have been payable under this Lease for the balance of the term, discounted to present value as of the date of acceleration based on an interest rate of 5%. If, at the time that damages are to be determined under this Section Landlord has relet the Premises in whole or in part, then the deficiency in Rent means the excess of the future rent that would have been payable under this Lease over the future rent called for in the re-lease during the remainder of the term and the deficiency shall be discounted to net present value based on an interest rate of 5%. Tenant also shall be liable for all of the Landlord’s costs associated with Tenant’s default and any attempts by Landlord to relet the Premises, including Landlord’s reasonable attorney’s fees, brokerage fees, construction costs, tenant allowances, and expenses incurred in taking the actions set forth in this Section in order to place the Premises in first class condition and to re-let the Premises. Landlord, in preparing the Premises for reletting, may make alterations, repairs or replacements in the Premises as Landlord determines advisable, and the making of the alterations, repairs or replacements shall not operate to release Tenant from liability under this Lease. Landlord shall not be liable for failure to relet the Leased Premises, or, in the event that the Leased Premises are relet, for failure to collect the rent under reletting. Tenant shall not be entitled to receive the excess or any credit with respect to the excess, if any, of net rent collected over the sums payable by Tenant to Landlord.

     21. Tenant Remedies. If a default of Landlord occurs, Tenant, upon giving written notice of default to the Landlord and applicable opportunity to cure such default, may without waiving any other rights hereunder, seek any of the following remedies: (a) Tenant may bring suit to collect any amounts due from Landlord or for the specific performance of Landlord’s duties and obligations under this Lease; (b) Tenant may proceed to cure such default and demand payment of such amounts from Landlord and upon such demand, Landlord agrees to reimburse Tenant immediately for such amounts. In no event, however, shall Tenant have the ability to set off Rent against any damages which Tenant may have sustained as of result of such default.
     22. Operation. Any provision of this Lease to the contrary notwithstanding, Tenant shall not be required to make any use of the Premises or to continuously occupy the Premises or operate therein, and Tenant shall not be liable to Landlord for the failure of Tenant to open for business or to make any use of the Premises or to operate in or occupy the Premises during any particular hours or at all. Provided, however, that Tenant shall keep applicable utilities on at the Premises, maintain its security and its landscaping, maintain applicable insurance coverage on it and keep it properly heated and cooled at all times.
     23. Landlord’s Right of Entry. Tenant agrees that Landlord or its agents or representatives shall have the right with at least twenty-four (24) hours written notice to enter into and upon the Premises or any part thereof during regular business hours for the purpose of inspecting the same to ensure that the covenants and conditions of this Lease are being complied with or showing Premises to prospective purchasers. Landlord agrees it shall not have the right to show the Premises to prospective tenants or occupants without Tenant’s prior consent unless such showing is to occur after Tenant has elected not to exercise its option to renew this Lease in accordance with Section 3 above. In the case of emergency, no such notice is necessary. Except in case of emergency, Landlord’s right to enter the Premises is subject to Tenant’s security procedures and proprietary technology and confidentiality requirements.
     24. Licenses, Utility Charges, Etc. Tenant shall make payment of all sums due on account of utility services provided to the Premises, including but not limited to water, gas, electric and janitorial services as they shall accrue and be due and payable. Tenant agrees to pay its telephone and other communication charges. Tenant agrees to make payment of all sums due on account of occupational licenses and other licenses or permits necessary in the operation of the business to be conducted on the Premises. Landlord shall not take, or grant any permission or consent for any person or entity to take, any action that may interrupt or interfere with any utility service to the Premises except as may occur in connection with bona fide emergencies. In no event shall Landlord be liable for any interruption or failure in the supply of any utilities or services to the Premises as long as interruption or failure is not due to the direct actions of Landlord.
     25. Signs. Tenant shall have the right, at its own cost and expense, throughout the term of this Lease to install and maintain signs at such places upon the Premises as Landlord may approve, such approval not to be unreasonably withheld provided said installation complies with the laws and the CCR’s. Upon the expiration of this Lease, Tenant shall remove any such signs placed upon said Premises and shall repair any damage to the Premises caused by the erection or removal thereof.

     26. Indemnity of Landlord. Landlord agrees to indemnify and hold Tenant harmless against any and all expenses, loss or liability paid, suffered or incurred as a result of any breach by Landlord of any covenants or conditions of this Lease or the gross negligence or intentional misconduct of Landlord, its agents, contractors or employees. Landlord further agrees to indemnify, defend and hold Tenant harmless from and against all direct and actual costs, damages, expenses, losses, fines, liabilities, and reasonable counsel fees paid, suffered or incurred as a result of any of the above described claims or any actions or proceedings brought thereon; and in case any action or proceeding is brought against Tenant by reason of any such claim, upon notice from Tenant, Landlord agrees to resist or defend at Landlord’s expense such action or proceeding by counsel reasonably satisfactory to Tenant.
     27. Indemnity of Tenant.
          (a) Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any and all claims as a result of or arising out of: (i) the breach by Tenant or any of its agents, contractors, employees or licensees of any covenant or agreement of this Lease on the part of Tenant to be performed or observed; (ii) Tenant’s use or occupancy of the Premises or any part thereof; or (iii) the negligence, gross negligence or intentional misconduct of Tenant or any of its agents, contractors, employees or licensees.
          (b) Tenant further agrees to indemnify, defend and hold Landlord harmless from and against all direct and actual costs, damages, expenses, losses, fines, liabilities, and reasonable counsel fees paid, suffered or incurred as a result of any of the above described claims or any actions or proceedings brought thereon; and in case any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant agrees to resist or defend at Tenant’s expense such action or proceeding by counsel reasonably satisfactory to Landlord.
     28. Title and Quiet Enjoyment. Subject to Section 43 below, this Lease shall be subject to and subordinate to the interest of any lender of the Landlord in accordance with the terms and conditions of any loan that the Landlord may place on or involving the Premises. Subject, however to the Permitted Encumbrances and the terms and conditions of any such loan, Landlord warrants and covenants to Tenant that Landlord will be upon the Commencement Date lawfully seized and possessed of the Premises in fee simple and have good and marketable title thereto and have the full right to lease the same for the term aforesaid, and that as long as Tenant is not in default hereunder, the Tenant may peaceably and quietly have, hold, occupy and enjoy the Premises and all the appurtenances thereto.
     29. Notices. Any notice required or permitted to be given or served by either party to this Lease shall be deemed to have been given or delivered, as the case may be, when delivered, one (1) business day after deposit with a reputable overnight courier (such as Fedex) for next business day delivery or three (3) days after deposit in the United States Post Office, Certified or Registered Mail, Return Receipt Requested, charges prepaid, addressed to Landlord or to Tenant, as the case may be, at their respective addresses below:

TO THE LANDLORD:	Forestry Research Holdings, LLC
2743 Perimeter Parkway
Augusta, GA. 30909
ATTN: Victor J. Mills
PHONE: (706) 722-5565
FAX: (706) 722-6960

TO THE TENANT:	ArborGen, Inc.
P.O. Box 840001
Summerville, SC 29484
ATTN: Wayne Barfield
PHONE: (843) 851-5714
FAX: (843) 832-2164

TO THE GUARANTORS:	International Paper Company
6400 Poplar Avenue
Memphis, TN 38197
Attn: General Counsel

Rubicon Industries USA, LLC
C/O Rubicon Limited
Level 3
7-9 Fashaw Street
Auckland, New Zealand
Attn: Luke Moriarty

MeadWestvaco Corporation
501 South 5th Street
Richmond, VA 23219
Attn: Law Department
The above addresses may be changed at any time by giving ten (10) days prior written notice as hereinabove provided.
Tenant agrees to provide Landlord’s lender with copies of any notices furnished to Landlord.
     30. Rights of Successors and Assigns. The covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns, but neither Landlord nor Tenant shall be bound or liable unless and until this Lease shall have been executed and delivered by both Landlord and Tenant.
     31. Divisibility. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such terms or provisions to persons or circumstances other than those as to when it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     32. Entire Agreement. This Lease and all attached Exhibits, Schedules and attached or referenced plans or plats contains the entire and only agreement between the parties, and no oral statement or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified or amended in any way except by a writing executed by both parties. Its execution and delivery has been duly authorized by appropriate officials of both Landlord and Tenant.
     33. Memorandum of Lease. At any time after the effective date hereof, either party may require the other party to execute a memorandum of lease, and may record the Memorandum of Lease in the real property records maintained by the county or municipality in which the Premises is located. Under no circumstances shall this Lease Agreement be recorded. The form of memorandum of lease shall be mutually approved and the cost of the memorandum and recording shall be paid for by the requesting party.
     34. Governing Law. The terms and provisions of this Lease Agreement shall be governed and construed in accordance with the laws of the State of South Carolina.
     35. Time. Landlord and Tenant agree that TIME IS OF THE ESSENCE in performing the terms, conditions and contingencies of this Lease Agreement.
     36. Captions. The captions appearing in this Lease are inserted only as a matter of convenience and shall in no way affect this Lease. Any gender used herein shall be deemed to refer to any other gender more grammatically applicable to the party to whom such use of gender relates. The use of singular herein shall be deemed to include the plural, and conversely the plural be deemed to include the singular.
     37. Estoppel Certificate. At any time and from time to time, Tenant or Landlord, on or before the date specified in a request therefore made by the other, which date shall not be earlier than ten (10) business days from the receipt of such request, shall execute, acknowledge and deliver to the requesting party a certificate evidencing: (i) whether or not this Lease is in full force and effect; (ii) whether or not this Lease has been amended in any way; (iii) whether or not there are any existing defaults on the part of the party requesting the certificate hereunder to the knowledge of the certifying party and specifying the nature of such defaults, if any; (iv) the date to which rent, additional rent and other amounts due hereunder, if any, have been paid; (v) that Tenant claims no defense or setoff to the due and full performance of its obligations under this Lease; (vi) and agreeing that if a mortgagee becomes owner of the Premises or exercises its assignment of rental, Tenant will accept such mortgagee as Landlord and will not require said mortgagee to be bound by and advance rents or offsets nor be liable for any prior defaults of Landlord, and that Tenant will give such mortgagee notice in the event of any Landlord default and an opportunity to cure such default. Each certificate delivered pursuant to this Section may be relied on by any prospective purchaser or transferee of Landlord’s or Tenant’s interest hereunder or of any part of Landlord’s or Tenant’s property or by any holder or prospective holder of a mortgage from Landlord.
     38. Disclosures. The principals of Landlord are licensed real estate agents in the State of South Carolina and represent Landlord in this transaction and not Tenant. Blanchard and

Calhoun Commercial is a trade name of Landlord and may from time to time in the future represent Tenant, which could constitute a dual agency and potential conflict of interest. All parties acknowledge this relationship.
     39. Dedications and Easements. In order to develop the Premises, it may be necessary or desirable that street, water, sewer, drainage, gas, power lines, set back lines and other easements, dedications and similar rights be granted or dedicated over or within portions of the Premises by plat, replat, grant, deed or other appropriate instrument; provided, however, any such right shall not materially adversely impact Tenant’s use of the Premises or Tenant Improvements. Landlord and Tenant shall, on written request of the other, timely join in executing and delivering such documents, in recordable form, from time to time throughout the term of this Lease, as may be appropriate or necessary or required by any governmental authority, public utility or company for the purpose of granting such easements and dedications.
     40. Hazardous Materials:
          Definitions
          For purposes of this Lease the following terms shall have the following meanings:
          (a) “Environmental Laws” means applicable federal, state and local laws, codes, ordinances, rules and regulations relating to protection of public health, welfare and the environment, including, without limitation, those laws relating to the storage, handling and use of chemicals and other hazardous materials, though relating to the generation, processing, treatment, storage, transport, disposal or other management of waste materials of any kind and those relating to the protection of environmentally sensitive areas.
          (b) “Hazardous Material” means “hazardous substance,” “pollutant or contaminant,” and “petroleum” and “natural gas liquids,” as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and “asbestos”.
          (c) “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, and disposing.
     41. Landlord’s Representations Warranties and Covenants. Landlord hereby represents and covenants that on or before commencement of construction Landlord shall acquire and own fee simple title to Land. Landlord hereby represents and covenants that as of the Commencement Date and the Full Rent Commencement Date of this Lease, to the best of its knowledge, there are and will be no Hazardous Materials located on the Improvements constructed by Landlord on the Premises and that such Improvements constructed by Landlord on the Premises are and will be in compliance with all environmental laws (“Full Rent Commencement Date Environmentally Clean Condition”). Landlord makes no representation, warranty or covenant regarding the environmental condition of the Land. Landlord will, prior to the commencement of construction of the Improvements, provide Tenant with a copy of any and all environmental reports, including any Phase I or II reports, it has in its possession regarding the environmental condition of the Land.

          (a) Except as provided herein, Landlord, at its sole expense, shall take all action required, including environmental cleanup of the improvements constructed by Landlord on the Premises, to remove any Hazardous Materials located on such improvements at the time Tenant takes possession of them.
          (b) Landlord agrees to indemnify and hold Tenant, its directors, officers, stockholders, partners, joint venturers, employees, agents, attorneys, consultants, contractors or its successors and assigns, harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, judgments, administrative orders, remediation requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorneys’ fees and expenses), arising out of any failure of the Improvements constructed by Landlord on the Premises to have been in Full Rent Commencement Date Environmentally Clean Condition or the breach by Landlord of its obligations under this Section.
     42. Tenant’s Representations, Warranties and Covenants. Tenant hereby represents warrants and covenants that:
          (a) Except as specifically specified below, Tenant agrees not to store any Hazardous Material on the Premises or allow the Release of any Hazardous Material on, onto or from the Premises that could result in a violation of any Environmental Law or in the creation of liability or obligations, including, without limitation, notification, deed recordation or remediation, under any Environmental Law. Tenant will use in its operations certain material which may be considered Hazardous Material and shall be responsible for storing, maintaining, using or disposing of the same in accordance with all applicable Environmental Laws.
          (b) Tenant further agrees not to handle, use or otherwise manage Hazardous Material in violation of any Environmental Laws.
          (c) Tenant, at its sole expense, shall take all action required, including environmental cleanup of the Premises, to remove any Hazardous Materials Released onto or from the Premises during the Term of this Lease, unless such Release arises out of Landlord’s acts or omissions or the acts of omissions of Landlord’s agents, contractors, employees, licensees or tenants.
          (d) Tenant agrees to indemnify and hold Landlord, its directors, officers, stockholders, partners, joint venturers, employees, agents, attorneys, consultants, contractors or its successors and assigns, harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, judgments, administrative orders, remediation requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorneys’ fees and expenses), arising out of any breach by Tenant of its obligations under this Section.
     43. Transfer of Landlord’s Interest. Landlord may freely transfer and/or mortgage its interest in the Premises and under this Lease from time to time and at any time. This Lease shall be subject to and subordinate to the interest of any lender of the Landlord in accordance with the terms and conditions of any loan that the Landlord may place on or involving the Premises, provided and on condition that Landlord obtains for Tenant and Tenant executes a non-disturbance agreement in a form and content substantially similar to the one attached hereto as Exhibit E, providing that, so long as Tenant is not in default in the payment of rent or in the performance of any of the terms, covenants and conditions of this Lease on Tenant’s part to be performed beyond applicable notice and cure periods, Tenant shall not be disturbed in its possession and shall not, unless required by applicable law or regulation, be named in any action or proceeding to foreclose brought by the holder of an interest in the Premises and any such action or proceeding shall not result in the cancellation or termination of this Lease. Tenant’s execution of and consent to the terms and conditions of such non-disturbance agreement shall not be unreasonably conditioned or withheld.
Tenant agrees that, subject to the provisions of the applicable subordination and non-disturbance and attornment agreement, if the interest of Landlord in the Premises shall be transferred to and owned by a lender (“Lender”) or a successor to a Lender (“Landlord Successor”), Tenant shall be bound to Lender or Landlord Successor under all of the terms, covenants, and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof that may be effected in accordance with any option therefore in this Lease, with the same force and effect as if Lender or Landlord Successor were the landlord under the Lease, and Tenant does hereby agree to attorn to Lender or Landlord Successor as landlord, said attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto immediately upon Lender’s succeeding to the interest of Landlord in the Premises. Tenant agrees, however, upon the election of, and written demand by, Lender within twenty (20) days after Lender receives title to the Premises, to execute an instrument in confirmation of the foregoing provisions, satisfactory to Lender, in which Tenant shall acknowledge such attornment.
Tenant further agrees that if Lender or Landlord Successor shall succeed to the interest of Landlord under the Lease, neither Landlord nor any Landlord Successor shall be liable for, subject to or bound by any of the following:
(a)	claims, offsets or defenses which Tenant might have against the prior Landlord;
(b)	acts or omissions of the prior Landlord;
(c)	rent or additional rent which Tenant might have paid more than thirty (30) days in advance;
(d)	any security deposit or other prepaid charge paid to prior Landlord;
(e)	construction or completion of any improvements for Tenant’s use and occupancy provided that Tenant shall retain any rights it has under this Lease with respect to the purchase of the Premises in accordance with Section 3(a) of the Work Letter attached to this Lease;
(f)	warranties of any nature whatsoever, including any warranties respecting use, compliance with zoning, hazardous wastes or environmental laws, prior Landlord’s title, prior Landlord’s authority, habitability, fitness for purpose or possession; or

(g)	amendments or modifications of this Lease made without its written consent.
     44. Liability of Landlord. Landlord’s liability to Tenant with respect to this Lease shall be limited solely to Landlord’s interest in the Premises, and Tenant shall not seek to recover from, nor be entitled to recover against, any other assets of Landlord or any party comprising Landlord or any lenders, partners, joint venturers, officers, directors, or shareholders, of Landlord.
     45. Late Charges and Fees. Tenant shall pay Landlord a late fee of 2% for each Monthly Rental payment that is made more than fifteen (15) days after it is due and any cost or legal fee in connection with collection and Tenant shall pay Landlord a fee of one hundred dollars ($100.00) for each occurrence of any returned check for insufficient funds.
     46. Attorney’s Fees. If either party brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in such action, trial or appeal shall be entitled to his reasonable attorney’s fees to be paid by the losing party as fixed by the court.
     47. Option to Purchase and Right of First Refusal.
     47.1 Early Purchase Option. At any time during the initial twelve (12) months following the Full Rent Commencement Date of this Lease (“Early Purchase Option Period”), Tenant shall have the option to purchase the Premises upon the terms and conditions set forth below:
     i. At any time during the Early Purchase Option Period, Tenant shall provide Landlord and Guarantors with sixty (60) days written notice of its exercise of its option hereunder.
     ii. The purchase price shall be a sum equal to Landlord’s Investment as defined in Section 5 hereof, plus 5%, and further adjusted to reimburse Landlord for any increased income or other tax liability that it may incur as a result of such sale taking place within such twelve-month period.
     iii. The closing shall be held within ninety (90) days of the receipt of Tenant’s written notice of its intent to exercise its option, at which time Landlord shall deliver to Tenant a limited warranty deed conveying good and marketable title to the Premises free and clear of all liens and encumbrances, except for those matters in existence at the time Landlord acquired title to the Land and shown on Exhibit C attached hereto or such other matters as may be approved by Tenant (“Permitted Encumbrances”). The parties shall pay those closing costs as are customary for such party in Dorchester County, South Carolina. Tenant shall be responsible for the payment of any documentary stamps for its deed.
     47.2 Primary Purchase Option. At any time after the initial twelve (12) months following the Full Rent Commencement Date but prior to the expiration of the thirty-sixth month following the Full Rent Commencement Date of this Lease (“Primary Purchase Option Period”), Tenant shall have the option to purchase the Premises upon the terms and conditions set forth below:

     i. At any time during the Primary Purchase Option Period, Tenant shall provide Landlord and Guarantors with sixty (60) days written notice of its exercise of its option hereunder.
     ii. The purchase price shall be a sum equal to Landlord’s Investment as defined in Section 5 hereof, plus 5%.
     iii. The closing shall be held within ninety (90) days of the receipt of Tenant’s written notice of its intent to exercise its option, at which time Landlord shall deliver to Tenant a limited warranty deed conveying good and marketable title to the Premises free and clear of all liens and encumbrances, except Permitted Encumbrances. The parties shall pay those closing costs as are customary for such party in Dorchester County, South Carolina. Tenant shall be responsible for the payment of any documentary stamps for its deed.
     47.3 Final Purchase Option. Unless Landlord has entered into a bona fide offer to sell the Premises (subject to Section 47.4), excluding any offer to a Lender or a Landlord Successor in connection with a threatened foreclosure or deed in lieu of foreclosure, at any time after the third anniversary of the Full Rent Commencement Date (“Final Purchase Option Period”), Tenant shall have the option to purchase the Premises upon the terms and conditions set forth below:
(a)	Tenant shall provide Landlord with sixty (60) days written notice of its exercise of its option hereunder.
(b)	The parties shall each select a qualified MAI appraiser to provide a complete summary appraisal of the value of the Property, less the value of any improvements made by Tenant. Each party shall be responsible for the expense of its respective appraiser. If the appraised value of each appraisal is within five percent (5%) of the other, the Purchase Price shall be average of the two appraisals. If the values are not within five percent (5%), then the two appraisers shall select a third qualified MAI appraiser, and the purchase price shall be the value of the two appraisals that are closest in value. The cost of the third appraiser shall be paid equally by Landlord and Tenant. Notwithstanding the above, the Purchase Price shall in no event be less than Landlord’s Investment, plus five percent (5%). If Tenant is not satisfied with the appraised value of the Property, either one of the first two appraisals received or the third appraisal upon its receipt, Tenant shall have the option to elect not to close on the purchase of the Property and to continue occupancy under this Lease. In such event, Tenant shall be responsible for the cost of all of the appraisals. Tenant’s exercise of its rights under this subparagraph shall not prejudice or extinguish Tenant’s rights to exercise its Option to Purchase in the future.
(c)	The closing shall be held within ninety (90) days of the receipt by Landlord of such notice from Tenant, at which time Landlord shall deliver to Tenant a limited warranty deed conveying good and marketable title to the Premises free and clear of all liens and encumbrances, except Permitted Encumbrances. The parties shall pay those closing costs as are customary for such party in Dorchester County, South Carolina. Tenant shall be responsible for the payment of any documentary stamps for its deed.
     47.4 Right of First Refusal. Tenant shall have a right of first refusal to purchase the Premises from Landlord. In the event that Landlord enters into a bona fide agreement to sell the Premises to a third party during such period, it shall first provide Tenant with written notice of the applicable terms and conditions of such agreement with such third party and offer to sell the Premises to Tenant in accordance therewith, whereupon Tenant shall have thirty (30) days from the date of receipt of such written notice from Landlord in which to accept or reject such offer. The failure of Tenant to respond to such notice shall be deemed a rejection thereof. If Tenant rejects or is deemed to have rejected such offer, Landlord shall be free to conclude its sale to such third party or its assigns in accordance with its offer, provided, however, that Landlord may decrease the amount of consideration to be paid by such third party by up to 5% of the proposed purchase price and still be deemed to be in compliance with its agreement. If such third-party offer fails to close, Tenant shall be entitled to a like right of first refusal on subsequent offers involving Landlord. Provided that Landlord has performed its obligations under this Section 47.4 and Tenant has waived its right of first refusal hereunder, no subsequent purchaser of Landlord shall be subject to such right of first refusal, unless such purchaser acquired the Premises before the thirty-seventh month after the Full Rent Commencement Date. The provisions of this Section 47.4 shall not be applicable to foreclosure, deed in lieu of foreclosure or other transfer by which a Lender or a Landlord Successor acquires title to the Premises.
     48. Contingencies. This Lease is expressly contingent upon (1) the execution and delivery of certain Guaranties in favor of Landlord from International Paper Company, Mead Westvaco Corporation, Rubicon Industries USA, LLC, as well as upon Landlord obtaining and closing acceptable financing for the purchase of the Land and construction of the Improvements, (2) the Landlord obtaining financing acceptable to it for the purchase of the Land and the construction of the Improvements and (3) Tenant executing and delivering to lenders of Landlord a non-disturbance and attornment agreement in form and content reasonably satisfactory to it.
     49. No Brokers. Landlord and Tenant each represent and warrant to the other that it has not engaged an independent broker in connection with this Lease and that no commission is owed to any such party arising therefrom. Landlord and Tenant will indemnify and hold the other harmless from any and all liability, including court costs and attorney’s fees, arising as a result of a breach of this representation.
     50. Adequate Capital. Landlord warrants and represents that it will, upon the closing of construction and other loans have sufficient funds available to it to purchase the Land and finance the construction of the Improvements thereon.
     51. Confidentiality. Landlord and Tenant will, prior to or contemporaneously with the closing of Landlord’s mortgage financing the purchase of the Land and the construction of the Improvements, enter into a confidentiality agreement in form and content reasonably satisfactory to both, whereby the Landlord will agree to use its best efforts not to disclose and to use its best efforts to have the architect and the general contractor constructing the Improvements agree not to disclose any confidential information or trade secrets or other valuable and unique information and techniques acquired, developed or used by the Tenant to which such parties gain access through the development and construction process, except to the extent such information is or becomes part of the public domain or becomes available to such parties on a non-confidential basis from a source other than the Tenant.
     52. Special Stipulations. The terms and provisions of the Special Stipulations attached hereto as Exhibit D shall control to the extent of conflict with other terms and provisions of this Lease.

IN WITNESS WHEREOF, the undersigned parties have caused this Lease to be executed and their respective seals affixed, as of the day and year first above written.
TENANT:

ArborGen Inc.

/s/ Wayne A. Barfield	By:	/s/ Geoffrey P. Clear
Unofficial Witness		Name: Geoffrey P. Clear
Title: Sr. VP & CFO

/s/ Miriam L. Holladay
Notary Public for South Carolina
My Commission Expires: May 8, 2018
     (NOTARIAL SEAL)
LANDLORD:

Forestry Research Holdings, LLC

Unofficial Witness	By:	MPR Consultants, Inc. As its Manager

	By:	/s/ Victor J. Mills
Notary Public for		Victor J. Mills, President
My Commission Expires:
     (NOTARIAL SEAL)
ATTACHMENTS:
Exhibit A: Legal description of the Land
Exhibit A-1: Map of the Land
Exhibit B: Work Letter with Schedules
Exhibit C: Permitted Encumbrances
Exhibit D: Special Stipulations
Exhibit E: Form of Subordination, Non-Disturbance and Attornment Agreement

EXHIBIT A
Legal Description of the Land
ALL that piece, parcel or tract of land, situate, lying and being in Dorchester County, State of South Carolina, being shown and designated as TRACT 2, containing 13.501 Acres on a plat entitled “A FINAL SUBDIVISION PLAT OF TRACT 1 TO CREATE TRACT 2 AND GENERAL UTILITY AND INGRESS/EGRESS EASEMENT, SOUTHWEST OF SUMMERVILLE, DORCHESTER COUNTY, SOUTH CAROLINA, PREPARED FOR: MEADWESTVACO FORESTRY LLC. CO.” dated April 2, 2009 by Thomas & Hutton Engineering Co. in Plat Cabinet L at Page 125. SAID tract of land having such size, shape dimensions and boundaries as will by reference to said plat more fully appear.

Exhibit A-1
Map of the Land
Note: Exhibit A-1 is a depiction of the Property and is not to scale and is not intended to be used as a legal description of the Property. All Parties should rely on a current survey by a certified surveyor for accurate metes and bounds.

Exhibit B
Work Letter with Schedules
     1. THE LAND
          (a) Landlord represents it has an option to purchase the Land.
          (b) Landlord agrees to acquire the Land upon execution of the Lease to which this Work Letter is attached and the closing of the financing for the construction of the Premises described in the Lease.
     2. PLANS AND SPECIFICATIONS
          (a) Preparation and Delivery. Landlord has delivered to Tenant a copy of those plans and specifications and that certain “Scope of Work/Clarifications” attached hereto (which Scope of Work/Clarifications, in the event of conflict with the above-described plans and specifications, will control) (collectively, the “Original Plans & Specifications”) attached hereto as Schedule 1 and incorporated herein by reference. The Tenant has approved the Original Plans and Specifications. Landlord and Tenant agree that the Plans & Specifications depict the Improvements to be constructed on the Land. The Original Plans & Specifications form the basis for the original scope of the work. Any change to the Original Plans & Specifications which increases or decreases the original scope of the work shall be a “Scope Change.”
          (b) Landlord will diligently proceed to complete permitable plans for the completion of the Work. Landlord will provide Tenant with copies of such plans for Tenant’s review. Tenant may request changes to such plans, and Landlord will in good faith endeavor to accommodate such changes as Tenant requests, provided that such changes do not increase the Landlord’s cost of the Work or cause a delay in the construction process. Any changes that constitute a Scope Changes shall be subject to Landlord’s approval, subject to Section 6 below. The final plans and specifications approved by Tenant are referred to as the “Final Plans & Specifications”.
          (c) Final Plans & Specifications shall be and remain property of the Landlord, subject to the reasonable use thereof by the Tenant. To the extent that such is owned by and within the domain of the Landlord, Tenant is hereby granted an irrevocable, duty-free license (the “License”) to obtain and retain copies, including reproducible copies and copies of computer disks or other computer memory storage devices (e.g., CADD files), of all Final Plans and Specifications and other design documents for information and reference in connection with the construction, reconstruction, renovation, repair, maintenance, marketing, use and occupancy of the Premises. The License shall be transferable to any assignee of Tenant.

     3. BIDDING OF WORK. Landlord has obtained bids based on the Original Plans & Specifications, which bids Tenant has reviewed and approved. Landlord has provided to Tenant a construction budget (the “Construction Budget”) which sets forth the anticipated Costs of the Work (as defined below) and the other components of Landlord’s Investment as defined in the Lease. The Construction Budget is attached to this Work Letter as Schedule 3 and incorporated herein by reference. The parties will continue to value engineer the Work in order to accomplish cost savings, as described in the Lease. Tenant may review and comment upon proposed changes to the Plans & Specifications and review pricing. Tenant may review and approve Final Plans & Specifications and all prior drafts thereof, provided, however, that if Tenant’s changes to the Plans & Specifications constitute Scope Changes, any costs or expenses associated therewith shall be allocated as more fully provided in Section 5.3 of the Lease.
     4. COMMENCEMENT OF WORK. Landlord shall commence work on the site or on construction of the improvements on or before sixty (60) days following the acquisition of the Land and the obtaining of all permits necessary to commence construction. Landlord currently expects the Land acquisition to close within sixty (60) days of the execution of the Lease. Landlord shall perform the Work in accordance with final Plans and Specifications and in accordance with applicable laws, approvals and permits.
     5. COMPLETION OF WORK. The current estimated schedule of the Work is attached hereto and made a part hereof as Schedule 2. The parties anticipate that the Work shall be “Substantially Completed” as defined herein (i) within twelve (12) months of the commencement of construction of the Improvements, subject, however, to extension for such additional periods as may be required due to Force Majeure Events, matters reasonably beyond the control of the Landlord, including but not limited to delays in the completion of any access roadways, infrastructure and like improvements to be completed by the Tenant or related parties and Tenant Delay Days (as defined below) Notwithstanding the foregoing or anything in this Exhibit or the Lease to which it is attached to the contrary:
(a)	in the event the Work is not Substantially Completed on or before that date which is eighteen (18) months from the commencement of construction of the Improvements, such time being adjusted for Tenant Delay Days herein defined, matters reasonably beyond the control of the Landlord and Force Majeure Events, Tenant may, upon the giving of thirty (30) days prior notice to the Landlord, purchase the Land and the Improvements thereon from the Landlord at the amount of Landlord’s Investment incurred by Landlord to such date.
     6. CHANGE ORDERS. Tenant may request changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. If Tenant requests any changes to the Work described in the Plans & Specifications, then such increased or decreased costs and any additional or decreased design costs incurred in connection therewith as the result of any such change shall be accounted for as provided in the Lease. If such changes delay the completion of the Work, then, notwithstanding any provision to the contrary in this Lease, each day of such delay shall constitute a Tenant Delay Day.

     7. “AS BUILT” DRAWINGS AND BUILDER WARRANTIES. Landlord, upon completion of the Work, shall furnish Tenant with accurate “as-built” drawings of the Work as constructed and shall provide Tenant with copies of all builder warranties obtained by the Landlord in connection with the Work. Landlord will warrant to Tenant that the Improvements have been constructed in accordance with the Final Plans and Specifications free from defects in workmanship or materials for a period of one year following such completion.
     8. DEFINITIONS.
a)	“Substantial Completion” and Substantially Completed” shall be achieved when (a) the Work is sufficiently complete in accordance with the Final Plans and Specifications so that Tenant can commence beneficial use and occupancy of the Premises as intended, (b) all utilities have been provided to the Premises in sufficient quantities to operate at the Premises as intended and all systems included in the Work are operational as designed and specified, (c) all governmental inspections designated or required for the Work have been successfully completed, and certificates of occupancy and other municipal permits or approvals for the Work have been obtained, in each case to the extent required to occupy the Premises as intended, (d) all final finishes required by the Final Plans and Specifications are in place (except for minor punchlist items which do not materially detract from the appearance and utility of the Premises for the intended use), (e) all remaining Work is reasonably estimated to be completed within sixty (60) consecutive calendar days (or as otherwise agreed to by Tenant) following the date of Substantial Completion, and (f) Landlord has (i) delivered to Tenant binders containing complete sets of all manufacturer’s catalogs, instructions and other similar data (including the necessary graphic cuts, diagrams, value charts, and the like) covering all mechanical and manually operated devices furnished and/or installed as part of the Work, to the extent that such material is in Landlord/s possession, and (ii) provided Tenant’s property management and operations personnel with the reasonable opportunity to be trained in the operation and maintenance of building systems and controls installed as part of the Work.

b)	As used in this Work Letter, “Tenant Delay” shall mean any delay (measured in calendar days) in the performance or completion of all or any portion of the Work, to the extent attributable to (a) any failure by Tenant to comply with the project schedule to be developed by Landlord or to respond to any request by Landlord or its general contractor for information with such reasonable promptness, (b) any delay attributable to the entry by Tenant or Tenant’s contractors, agents or employees to the Premises prior to Substantial Completion, or (c) any delay attributable to special equipment or construction conditions required by the Tenant.
     9. WALK THROUGH-PUNCHLIST. Landlord shall provide Tenant with written notice when Landlord believes that Substantial Completion of the Work has been achieved. Such notice shall be accompanied by a list of items (the “Punchlist Items”) to be completed or corrected. Promptly following delivery of such notice of Substantial Completion of the Work, duly authorized representatives of Landlord and Tenant shall jointly inspect the Work. The Punchlist shall be subject to review and approval by Tenant following such joint inspection. In the event that the parties shall disagree on whether any item is properly included as part of the Punchlist Items, and the parties are unable to reach agreement thereon within five (5) days after such joint inspection, either party may submit such disagreement to the architect for final determination, which determination of the architect shall be binding upon Landlord and Tenant. The failure to include an item on the Punchlist does not alter the responsibility of Landlord to complete all Work in accordance with the Final Plans and Specifications. Landlord shall complete the Punchlist Items on or before the date that is sixty (60) days after achieving Substantial Completion of the Work. If Landlord shall not complete all required Punchlist items within such sixty (60) day period, the date of Substantial Completion of Landlord’s Work shall be deemed extended by the number of days of such delay, except to the extent that Tenant wrongfully interferes with Landlord in completing such Punchlist items
     10. COSTS. The entire cost of performing the Work (“Cost of the Work”) shall be paid by Landlord, except as otherwise provided in Section 5.3(d) of the Lease. Upon Substantial Completion of the Work, Landlord shall provide the Tenant with a final accounting of the costs of the Work and the permitting in reasonable detail for review and audit.
     11. CONSTRUCTION MANAGEMENT. Landlord shall supervise the Work and make disbursements required to be made to the contractor. Tenant acknowledges that an affiliate of the Landlord will manage the development and construction of the improvements as set forth in the Construction Budget.
     12. CONSTRUCTION REPRESENTATIVES. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders are as set forth below, provided that either party may change its representative upon written notice to the other. The contact information for such representatives is set forth in Section 29 of the Lease.

Landlord’s Representative:	Vic Mills

Tenant’s Representative:	Warren Banner

Schedule 1
PLANS & SPECIFICATIONS
ArborGen Project Documentation List as of 12/2008
Below is a listing of all documentation that ArborGen had received as of 12/2008 regarding the new facility project.
1.	Project Manual — Schematic Design - Compiled by LS3P (5/9/2008)
a.	Outline specifications for the facility design — by LS3P (5/9/2008)

b.	Room Data Sheets — by LS3P and ArborGen (5/2/2008)
i.	Individual room layouts with specific furnishings, equipment, utility, and other requirements listed and located.

ii.	Room layouts prepared by LS3P with input from ArborGen end users.
c.	Mechanical Engineering Basis of Design Narrative — by RMF Engineering (5/23/2008)

d.	Electrical Engineering Basis of Design Narrative — by RMF Engineering (5/9/2008)
2.	Drawing Package — Schematic Design — Compiled by LS3P (5/9/2008)
a.	Architectural Drawings — by LS3P (5/9/2008)

i.	A-001	Drawing index and symbols
ii.	A-002	Subsystems and partition types
iii.	A-100	Site Plan
iv.	A-101	First Floor Plan (overall)
v.	A-101A	First Floor Plan (2x scale)
vi.	A-101B	First Floor Plan (2x scale)
vii.	A-102	Mezzanine Floor Plan
viii.	A-121	Guard Shack Plan, RCP and Elevations
ix.	A-151	Roof Plan
x.	A-201	Exterior Elevations
xi.	A-301	Building Sections
xii.	A-351	Wall Sections
xiii.	A-401	Large Scale Plans
xiv.	A-402	Large Scale Plans
xv.	A-421	Large Scale Elevations
xvi.	A-511	Reflected Ceiling Details
xvii.	A-761	Typical Casework/Millwork Details
b.	Fire Protection Drawings — by RMF Engineering (5/9/2008)

i.	FP1.01	Fire Protection Plan
c.	Mechanical Drawings — by RMF Engineering (5/9/2008)

i.	M0.01	Legend, Symbols, & Abbreviations
ii.	M1.00	Air Balance Summary Sheet
iii.	M1.01	HVAC Mechanical Floor Plan
iv.	M1.02	HVAC Mechanical Roof Plan
v.	M2.00	Mechanical Part Plan
vi.	M3.01	Mechanical Schematics

vii.	M3.02	Mechanical Schematics
viii.	M3.03	Mechanical Schematics
ix.	M3.04	Mechanical Schematics
x.	M3.05	Mechanical Schematics
xi.	M3.06	Mechanical Schematics
d.	Electrical Drawings — by RMF Engineering (5/9/2008)

i.	E1.00	Electrical Schematic One Lines and Part Plans
     3. Geotechnical Investigation (Soil Test Report) — by WPC Engineering (10/10/2008) This is a preliminary analysis of the conditions of the soil and subsurface geology at the proposed Arborgen site.

Scope of Work / Clarifications
I.	General
A.	The Construction Budget is based upon the following:
A.	Project Manual — Schematic Design dated May 9, 2008 (labeled LS3P Associates Commission No. 1402-071560)

B.	Schematic Drawings done by LS3P Associates dated May 9, 2008 (Drawings A001, A002, A101, A101A, A101B, A102, A121, A151, A201, A301, A351, A401, A402, A421, A511, A761, FP1.01, M1.00, M1.01, M1.02, M3.01,M3.02, M3.03, M3.04, M3.05, M3.06 and E100.

C.	Note: If anything stated in this scope of work exhibit is in conflict with the documents, drawings, or information referenced in (A.) or (B.) above, then what is stated in this scope of work shall control.
B.	A payment and performance bond is included in this proposal

C.	No overtime work is included. The proposal is based upon normal 40 hour work week

D.	Forestry Research Holdings, LLC has agreed to share cost savings on the building with the building contractor. The building contractor will receive 20% of all cost savings recognized during the construction of the building.

E.	Drawings received to date are at the schematic phase. The construction budget is based upon information provided as of December 5, 2008. Any later revision by tenant, architect or MEP designer will be subject to price review or adjustment at that time.

F.	Foundation / Structural design, architectural, and MEP are included

G.	No wetlands remediation has been included in this proposal

H.	We exclude an environmental audit
II.	Division 2 — Site Work
A.	Site Grading
A.	Clear and grub.

B.	Earthwork/grading — including any imported fill or exported cut material.

C.	Construction road to site and maintenance of construction road
B.	Site Utilities
A.	Storm drainage lines.

B.	Sanitary sewer line.

C.	Outside fire protection fire lines including all necessary back flow preventers, vaults, separate meters, hydrants, post indicator valves, and risers into the building to one foot above finished floor.
C.	Erosion Control
A.	Includes temporary and permanent grassing.

B.	Includes construction entrance and maintaining construction entrance.

C.	All silt fences, structures, headwalls, slope mats, sediment traps, and soil erosion monitoring through stabilization
D.	Site Structures
A.	Includes the use of the existing ponds for storm water detention

B.	This scope of work excludes the installation of any storm-water quality ponds or filtrations systems

C.	No retaining walls have been included
E.	Concrete Curb & Gutter (24” Standard)
A.	No concrete curb and cutter is included in this scope of work, based on the design of Arborgen’s existing facility.
F.	Asphalt Paving — Both Heavy Duty and Light Duty —
A.	Light duty paving is included in the visitor parking area and staff parking area.

B.	All parking lot stripping is included.

C.	Heavy duty asphalt paving is included on main drive and the loading dock area
G.	Site Improvements/Landscaping, Guard House
A.	Landscaping and Irrigation is included

B.	Exterior Signage is by Arborgen, Inc

C.	No outside monument signs are included or lighting/wiring for proposed monument sign

D.	Guard House is included

E.	Bathroom for Guard House is not included
H.	Site Lighting:
A.	Outside site lighting in employee parking lot, exterior truck apron, and driveways is included
I.	Fencing — We include fencing only at the Praxair Nitrogen Tank per their vendor drawings.
A.	We exclude interior fencing in the building and perimeter fencing for the site
J.	All Civil Design and grading/ land disturbance permits, tap fees, impact fees are included
A.	All material testing associated with the above site work is included.

B.	An as-built survey of the site work is included
K.	Rock, Demucking, Environmental Hazards, etc.
A.	We exclude rock removal, underground water, demucking, and removal of buried debris, environmental hazards, and replacement of bad/unsatisfactory soils. We exclude drying of unsuitable soils.
III.	Division 3 — Concrete
We include a six inch (6”), 4000 psi concrete slab-on-grade for both the research and production facility. (Subgrade will be compacted to 98% standard proctor and pass proof roll test) We include 4” stone base as shown on Drawing A002. Concrete floor slab will be reinforced in both the research and production facility with 6x6x6 wwm. We include a 15 mil poly vapor barrier under the entire research and production facility floor slab.

The scope of work includes one (1) coat of curing compound over the research lab and production floor slab.

Concrete floor slabs will meet an Ff35/Fl25 overall value when tested just after placement. These values reference the finish of the floor company’s tolerance for flatness and levelness on the concrete floor slab.

This proposal excludes caulking of the interior floor slab at any contraction or construction joints. We do include construction dowels, 12” inches on center, at all construction joints to minimize vertical movements between slab sections.

Contraction joints will be installed by a concrete cutting saw no more than 12 1/2’ in either direction.
•	Concrete wall system — we include 8” thick load bearing, insulated, pre-cast concrete (4000 psi) all panels for the building wall system. Static R value is 13.5.

•	We include 4 inch, 4000 psi concrete floor slab for guard house with one coat of curing compound.

•	We include 6 inch, 4000 psi concrete slab at loading dock with dowel baskets at loading dock bays. Control and contraction joints at concrete loading dock will be caulked with an ES-3 single-component pourable neutral-curing silicone sealant (per LS3P specs). Slab will be on compacted subgrade 4” stone base and reinforced with woven wire mesh 12” steel dowels are included at all construction joints.

•	We include 4” concrete house keeping pads as shown on drawing M2.00

•	We include one (1) coat of curing compound on the slab.

•	We include concrete pad for 1500 — gallon nitrogen tank (approx 13’ x 10’ x 12” reinforced). This includes six inches (6”) of stone base.
IV.	Division 4 — Masonry — Not Included.

V.	Division 5 — Steel
A.	We have deleted the pre-engineered metal building frame and metal wall panel system. We now include a conventional structural steel framing system with columns, joist girders, bar joists, and steel roof deck. Our price includes steel erection. Clear height inside the building is 26’ clear.

B.	This proposal does not include a mezzanine.

C.	Miscellaneous Steel
1.	We include one (1) ladder with one (1) Bilco style roof hatch.

2.	We include miscellaneous embedded angles.

3.	We include anchor bolts.

4.	We include dock stair rails and truck well retaining wall handrails

5.	We include roof hatch frame.

6.	Pipe bollards

7.	Trench drain/sump embedded

8.	Handrail at Dock Stairs

9.	Framed openings for mechanical equipment.

VI.	Division 6 — Carpentry
A.	We include all miscellaneous wood blocking associated with office and lab construction, toilet areas, break rooms, and kitchen.

B.	Interior Finish Carpentry — We include 1,050 lft of unfinished paint grade 3/4”x6” wood base installed at Rooms 101, 102, 103, 104, C001, C002 and C003. We also have included plastic laminate for the office and tech rooms associated with the laboratories.

C.	Interior Architectural Woodwork
1.	Plastic laminate cabinets and counters are included in kitchen (Room 107) and break room (Room 169)

2.	We provide solid surface vanity counter tops at men’s toilets (Room 159AB) and women’s toilet (Room 157B). (Integral vanity bowls are not included; counter tops to have standard eased edges with separate back splashes; and integral splashes are not included.)

3.	Premium grade pre-finished wood veneer desk will be provided and installed for reception (Room 103) with the following:
a.	Pre-finished anigre veneer low wall.

b.	Pre-finished anigre file drawer cabinets.

c.	3 —Form low wall panels and transaction top.

d.	Solid surface counter top.
VII.	Division 7 — Roofing and Moisture Protection
A.	Includes a 45 mil TPO roof system, mechanically attached to meet manufacturer’s requirements. We include 3.1” of isocyanurate board insulation (R-19) mechanically attached to the roof deck. We include a manufacturers 15 year labor and material warranty. We include 24 gauge prefinished downspouts, gutters, and gravel stops. We include flashing of roof curbs.

B.	We include “the revised” metal canopies as shown on conceptual drawings proposed by LS3P Architects dated 11/3/08 (north elevation at loading dock) and along Column Line A.

We include single membrane roof between main entry structure and the rest of the building.

We include all necessary through penetration fire stopping through fire-resistance-rated floors, roofs, walls, and partitions (with F-ratings).

We include all necessary fire-resistive joint systems covering the following: floor-to-floor joints; floor-to-wall joints, head-of-wall joints; and wall-to-wall joints (we include as an allowance of $15,000).

We included prescribed joint sealants (Section 079200) at all exterior precast wall panels, exterior door frames and louvers where applicable. Interior joint sealants (Section 079200) will be installed at the interior locations of any ceramic tile (expansion, control, contraction, and isolation joints); at interior joints between plumbing fixtures and adjoining walls, floors, and counters; and at interior doors, windows, and casework.

C.	Fireproofing — this scope of work assumes we are at Type 1-B building

VIII.	Division 8 — Doors/Glass/Hardware
A.	We include ninety-four (94) standard 3’.0” x 7’.0” hollow metal doors and eighty (80) frames for the research and production facility building and 25 double doors and frames.

B.	We include 36 flush wood doors (Grade A, select white maple) suitable for staining (to match architect’s sample) for the office area.

C.	We include in this proposal all necessary door hardware including: hinges, butts, lock sets, lock guards, thresholds, weather stripping, closures, and key sets (as part of Owner’s standard key system).

D.	We include all necessary access doors and frames for walls and ceilings.

E.	We include two (2) 9’ x 10’ overhead coiling doors at loading dock at shipping and receiving. These are insulated, electrically operated (Brand is by one of the approved manufacturers in Section 083323-1).

F.	Store Front Framing and Glazing
1.	We include 2,220 sq ft of exterior aluminum storefront system and 2 double exterior manual swing entrance doors and door frame units. Will be able to meet 130 mph basic wind load and specified Windborne-Debris Impact-Resistant Performance. Framing system will meet water penetration requirements (static and dynamic pressure). Glazed aluminum curtain wall system will meet energy performance ratings per NFRC (per specifications 084113-1). Our price includes storefront systems and entrances by approved manufacturers.

Aluminum window wall systems shall have a thermal break and shall be self-weeping. All sealants shall be compatible to system parts.

We include the following entrance door hardware: pivot hinges, panic exit devices, cylinders, concealed overhead holders, surface mounted holders, door stops, weather stripping, silencers, and thresholds.

2.	Glazing — We include all glazing as shown on the conceptual drawings prepared by LS3P Architects (dated 11/3/08) as it relates to doors, glazed curtain walls, store front framing, glazed entrances and interior borrowed lites. Glass meets ICC’s 2006 International Building Code and Basic Wind Speed of 130 mph. Installation meets Windborne-Debris Impact-Resistance Performance as found in Section 088000-1 of the specifications. For glass types IGU-1, TIGU-1, and SIGU-1, the overall unit thickness is 1 5/16”.

3.	Mirrors — We include four (4) annealed monolithic glass mirrors.
IX.	Division 9 — Finishes
A.	Drywall Framing — We include all necessary metal stud framing (non-load bearing steel framing) for the research and production facility as shown on Drawing A101. This includes all studs, runners, deflection track, and fire stop track, cold rolled channel bridging and furring. Minimum base metal thickness shall be .027 inches or greater. We will meet specified defection limits and applied load limits.

B.	Gypsum board installed to create the approximate 81 rooms (labs, offices, conference rooms, etc. as shown on Drawing A101) will be 5/8 inch thick by one of the approved manufacturers in the specifications. Long edges will be tapered and featured (rounded or beveled) for pre-filling. Flexible type gypsum board will be 1/4 inch thick, and ceiling type (if required) will be 1/2 inch thick.

Painting and finishing will be per the schedule as found in the ArborGen schematic specs as prepared by LS3P (dated 5/9/08) and found in section 09000 (pages 1 — 2, finish schedule). Tile-Backing Panels shall be 1/2 inch thick and shall be by approved manufacturers/ suppliers as mentioned in the specifications.

C.	Porcelain Tile — All men’s and women’s toilets, men’s and women’s locker rooms, and men’s and women’s showers will receive porcelain tile flooring (as outlined in specs 09000-1). This includes all necessary floor tile and glazed wall tile. Tile will be set in cement mortar bed with cleavage membrane TCNA F114 as spelled out in the specifications. Ceramic wall tile installed to a 4’ height at all wet walls in restroom area.

D.	Acoustical Ceiling Panels — Will be installed using exposed suspension system (including all necessary wire hangers, braces, ties, struts, and clips). Ceiling panels are by “Armstrong” as listed in the specs and range in size from 2’ x 2’ to 4’ x 4’. We include custom curved linear ceiling “woodworks linear” (by “Armstrong”) as found in specification to go in the waiting room, lobby, reception area, and large conference room. (Size: 6’ x 8’ long, in light cherry).

E.	Resilient Base and Accessories — We include all resilient rubber wall base and molding accessories by approved manufacturers (as found in the specs) in all rooms/ offices per the finish schedule. (We include wood base per the finish schedule in the following areas: waiting room, lobby reception, large conference room, and corridors 1, 2, and 3.)

F.	Flooring
1.	There is linoleum flooring included in this proposal in kitchen and vending machine area.

2.	Resilient Tile Flooring (Vinyl Composition Tile (VCT)) — We provide “Armstrong,” Imperial Texture VCT floor tile (per the specs). Measuring 12” x 12” to go in those rooms identified on the finish schedule.

3.	Static Control Resilient Flooring — There is static control resilient floor covering included in the IT/Server Room.

4.	Tile Carpeting — We include tile carpeting in this proposal based upon one of the approved manufacturers as found in the specs. This is based upon the specified allowance of $30.00 a square yard (material only) in those rooms/ offices identified in the finish schedule.
G.	Stretched Fabric Wall Systems — This proposal includes stretched-fabric wall systems in 5 conference rooms. We include as an allowance of $6,000.00.

H.	Exterior Painting

1.	This includes all exterior rails at retaining wall, overhead door channel frames, exterior HM doors and frames, handrails, and dock bumpers.

2.	At guard house we include any necessary painting, bollards (2), 5” diameter columns (2), card reader stands, and interior of the guard shack.

3.	Paint is by one of the approved manufacturers in the specs and application is per the specifications.
I.	Interior Painting
1.	We include interior painting in the offices and research and production facility. Paints are those by approved manufacturers in the specifications. Application is per the specifications and is in these areas spelled out in the room finish schedules (09000-1, 09000-2).

2.	Scope of work excludes painting of non-exposed steel columns, joists, joist girders, and sprinkler piping. Excludes painting of underside of roof deck
J.	High Performance Coatings
1.	We exclude . Not clear what requires high performance coatings from the drawings.
X.	Division 10 — Specialties
A.	Signage

Per the specifications (in the minutes of lease proposal meetings dated 5/19/08, 5/23/08, and 5/30/08 from Byron Edwards at LS3P) we are told to budget an “interior signage allowance” of $20,000. We include this in our proposal.

B.	Toilet Compartments

We include all necessary toilet compartments as shown on drawing A101 (and includes 2 men’s toilets, 3 men’s urinals, and 5 women’s toilets in the research/production area. Compartments will be by one of the approved manufacturers in the specifications, will be overhead braced, and all fittings and hardware will be stainless steel.

C.	Impact-Resistant Wall Protection

We include plastic corner guards as called out in specifications (60 each).

D.	Toilet and Bath Accessories

We include all necessary men’s and women’s public-use bathroom accessories by one of the approved manufacturers identified in the specifications (American Specialties, Bobrick, or Bradley Corporation). These items are located in the men’s toilet (Room 159B), men’s shower (Room 159A), women’s toilet (Room 157B), and women’s shower (Room 157A). In the office area this includes men’s toilet (Room 109) and women’s toilet (Room 108).

Accessories include:
1.	Toilet Paper Holder

3.	Grab Bars

4.	Robe Hook

5.	Framed Mirror

6.	Sanitary Napkin Disposal

7.	Wall-Mounted Soap Disposal

8.	Lavatory-Mounted Soap Dispenser

9.	Curtain Rod

10.	Folding Shower Seat

11.	Mop and Broom Holder (Janitors Closet — Room 158)
E.	Fire Protection Specialties

We include all necessary portable, hand carried fire extinguishers, cabinets for them, and mounting brackets for them. We include enough fire extinguishers to meet code. Fire Extinguishers will be from one of approved manufacturers in the specifications, and be a multipurpose dry chemical type in steel container: UL-rated 4-A: 60 BC, 10 lb nominal capacity.

F.	Metal Lockers

We include all welded, corridor metal lockers and locker benches by one of the approved manufacturers as spelled out in this section: These are to be installed in the men’s locker room (Room 159) and the women’s locker room (Room 157).

G.	Metal Storage Shelving

We cannot locate the metal shelving as called for in the specifications. This is not included in this proposal.
XI.	Division 11 — Equipment
A.	Parking Control Equipment

We include two automatic barrier gates at entrance and exit to the facility (at guard house) by one of the specified manufacturers. Equipment includes cabinets, gate arms, operators, electrical components, vehicle detectors (embedded loop system), and card control units (card reader).

B.	Loading Dock Equipment

We include two (2) sets of dock bumpers at loading dock. They are in accordance with one of the approved manufacturers in the specification. These units are fabricated from molded rubber compound reinforced with nylon, rayon, or polyester cord (4 inches thick). Dock bumpers will be anchored with manufacturer approved anchoring devices.

C.	Residential Appliances

We include specified residential appliances as outlined in the specifications from approved manufacturers. We include one (1) electric range, four (4) microwave ovens, four (4) refrigerator/ freezers, and one (1) dishwasher. These are installed in the kitchen (Room 107) and Break Room (Room 169).

D.	Projection Screen

We include six (6) electrically operated projection screens in the proposal with automatic ceiling closure (size 72” x 96”) by one of the approved manufacturers in the specifications. We include one (1) manually operated screen in the small conference room (Room 156).

E.	Walk-In Coolers

We include three (3) large walk-in coolers and two (2) small walk-in coolers in the research and production facility building.

1.	Research and Production Facility — (all coolers are 10’ high)
a.	Cold Chamber #161 — 22’ wide x 45’10” long

b.	Cold Chamber #150 — 22’ wide x 46’4” long

c.	RED Cold Room #138 — 10’6” wide x 9’5” long

d.	Cold Room #167D — 7’ wide x 9’ long
F.	Dark Room Equipment (Section 11470)

This proposal includes one (1) two-way ABS pop out revolving dark room door for Dark Room #140 and a silver recovery system with two (2) “big mo” silver recovery cartridges. We supply no other equipment in the radiology room which is located in the dark room.
XII.	Division 12 — Furnishings
A.	Roller Window Shade

We include an electrically operated roller window shade as shown on drawing A-402 along the south wall (south facing glass) on the large conference room (Room 104). System will be by one of manufacturers specified in project manual. We have 820 sft of this.

B.	Laboratory Casework & Fume Hoods

We include as new the following laboratory casework and fume hoods as manufactured by Nycom/Fisher Hamilton a division of Thermo Fisher Scientific. Our proposal includes the following:
1.	Wall cases (with glass doors) and Perimeter Base Cabinets as specified.
a.	Grade A/1, all wood construction.

b.	SEFA 8 Chemical resistant finish.

c.	AWI Construction.

d.	Hardware as specified.
2.	Wood laboratory casework construction will be with Regency Flush Overly with rift cut red with oak and combination grain as specified.

3.	Casework to be floor mounted and suspended modular cabinets as specified.

4.	Double and single compartment stainless steel sinks, where indicated.

5.	All countertops to be 1” thick black epoxy resin with beveled edge and a 4” applied back splash as specified.

6.	Open adjustable height shelving (12” and 18” deep) 3/4” thick phenolic composite shelving, where indicated and as specified.

7.	Center islands incorporate full height island cores with support framing suspended modular cabinets, 2 tier adjustable height shelving and fixtures as indicted as specified.

8.	Two (2) 60” wide fume hoods with ceiling enclosure panels, fillers, cup sinks, work surface, flammable storage (below) with vent, fixtures as indicated, stainless steel front panel and stainless steel exhaust transition; as specified.

9.	Eight (8) 96”w x 24” d with height adjustable 30” to 38” mobile tables with 7” rails on 3 sides and 1-1/2” front rail with 2”x2” wood legs as specified.

10.	Twenty-Six (26) 22”d x 48” w x 84” h wood tall cases and one (1) 12”d x 48” x 84” h wood tall case with framed glass doors; where indicated as specified.

11.	Sliding door base wood base cabinets and 30” high file drawer base cabinets; where indicated as specified.

12.	Water savor, chrome, H/CW mixing faucet with vacuum breaker, CW faucet, RO/DI fixtures, vacuum/gas/air will be provided as indicated and as specified.

13.	Factory certified installation.
C.	We include the disconnecting and the relocation of the OFCI (Owner Furnished, Contractor Installed) lab equipment as shown on the color indexed Drawing A101 A. This includes disconnecting power, water, gas (and any compressed air piping); moving/relocating this equipment into the new facility and installing. All if this equipment will be reconnected to the appropriate facilities. Duct work to the fume hoods will be new. This is included as an allowance of $19,220.00.

D.	Entrance Floor Mats and Frames

Missing in specification book — Not Included.

E.	Systems Furniture

The $4,000 per cubicle allowance for systems furniture has been deleted per the value engineering exercise on 7/22/08.
XIII.	Division 13 — Special Construction (Pre-Engineered Metal Building Frame & Roof (Not Utilized)
A.	We include raceway system and power connections for security system provided by Arborgen, Inc. only. CCTV cameras are by Arborgen.
XIV.	Division 14 — Conveying Systems (Not Utilized)

XV.	Division 15 — Mechanical
A.	Fire Protection System:
1.	We include the design, the materials and the installation of a new fire protection sprinkler system for the main building. No greenhouse or mezzanine work is included.

2.	Wet systems will be hydraulically calculated for light hazard in all offices, corridors, and restrooms, and ordinary hazard in all other areas. Sprinkler head spacing will be 225 sq. ft. for light hazard and 130 sq. ft. for ordinary hazard. We will start 5’ outside each building and bring ductile iron piping to 1’ above finished floor. Main building risers will consist of a backflow prevention device, electric fire pump, wet shotgun riser, fire department connection (installed on wall next to riser) main drain, and flow switch with electric bell. Pipe and fittings will be black schedule 10 and 40 steel. Flexible sprinkler drops may be utilized for all dropped ceiling areas. IT Room will have a clean agent system installed per NFPA 2002. No preaction system is included. Drawings, hydraulic calculations, submittals, Engineer’s Stamp and State & Local approvals are included.

3.	Main building fire pump will be an electric vertical turbine, up to 1000 gpm @ 100 psi, with across the line start. No auto-transfer switch or wye delta controller is included.

4.	We include a clean agent suppressing system for the protection of the IT Room (#168) and IT Office (#168B).

5.	No hose stations, in-rack sprinkler systems, or interior fire hoses are included in this proposal. No water tank/secondary water storage device for fire protection system is included. No freeze protection or dry-pipe systems. We assume sufficient flow and water pressure at site. No painting of fire protection piping.

6.	Monitoring of fire protection system will be the responsibility of Arborgen, Inc.
(We have not seen any water flow data for the proposed site. We assume there will be adequate flow at the site. We exclude water tank or secondary water storage device.)
B.	Main Building Plumbing System:
8 — Water Closets
3 — Urinals
8 — Lavatories
1 — Janitors Sink
4 — Water Coolers
1 — Sink for Break Room
2 — Water Heaters (electric)
2 — Hot Water Recirculation Pumps
20 — Hose Bibs
10 — Floor Drains
1 — RO Water System
Water & Waste Piping Connections to lab sinks
Water & Sewer piping to five (5) ft. outside of building
Plumbing Notes
1.	Our quote is based on a regular work week with no overtime allowed for in our budget quote.

2.	Included is a $35,000 allowance for the disconnecting of services, moving out of building, loading on to our trucks, transporting to the new facility and placing. We never received the information we requested such as pictures and details of connecting of services.

3.	We have not included any drench showers, eyewash stations, drains or water services to these. We do not have a count or location for these units.

4.	Price is based upon this week’s steel and copper price. If prices inflate prior to awarding the project, additional cost may be required.

5.	We have included a basic waste drain system in this proposal. (No glass or specialty drainpiping is included in this proposal. It is not indicated in the documentation provided to us.)
C.	HVAC

This scope of work is based on updated engineering information and revised quotes from our equipment and material vendors as well as our subcontractors. This scope of work is based upon changing the type of systems from the original chilled water design to conventional type roof top units. We have defined our scope of work based on Building Zones and codes (as provided by ArborGen and RFM Engineering). Each zone has been defined and design as to their required operation and code requirements. Any change to this will correspondingly change our price.
A.	Growth Rooms Zones 1, 2, 3, & 4, 5, 6, 15, & 16
Item 1A: Growth Rooms Zones 1, 2, 3, & 4

We have allowed using a 10 ton packaged heat pump systems for each of the Growth rooms with 5% outside air and will be designed to maintain positive pressure. We have included a supply and return dust system for each room; the rooms will be designed to maintain the temperatures and humidity requirements.

Item 2A: Growth Rooms Zones 5 & 16

For Zone 5 and Zone 16 we will install a 12 ton package heat pump system. This system will be designed for 5% outside air with a supply and return air duct system and will maintain a positive pressure.

Item 3A: Growth Room Zone 6

For Zone 6 we will install a 5 ton package heat pump system. This system will be designed for 10% outside air with a supply and return air duct system and will maintain a positive pressure.

Item 4A: Growth Room Zone 15

Zone 15 growth room includes the required labor, materials, tools, and equipment to install a 71/2 Ton package roof top heat pump system with 5% outside air and will be designed to maintain positive pressure. We have included a supply and return dust system for each room; the rooms will be designed to maintain the temperatures and humidity requirements.

B: Cryo Room — Zone 7

Item B1: HVAC

For Zone 7 we have allowed for a 4 ton package heat pumps system including the required supply and return duct systems. This system is designed for 10% outside air.

Item B2: Nitrogen Piping Header

Also included in Zone 7 is the nitrogen main header. We will furnish and install the main header pipe and fittings per specifications. The main header will be installed starting in a pre determined location close to the location of the bulk storage tank and routed into the Cryo room and down the wall as shown on the drawing. We will install a tee for each Cryo freezer. Final Connection to the main header from the build storage tank will be by ArborGen’s Gas supplier. Connections from the main header to the Cryo freezers will be by ArborGen.

C: Initiation Room — Zone 8

Item C: HVAC

Zone 8 includes all required labor, materials, tools and equipment to install a 5 ton package heat pump system including a supply and return duct system. This system is designed for 10% outside air and will maintain a positive pressure in the room.

D: Laboratories — Zones 9, 11, 14, 18, and 23

Item D:

The above listed zones are considered lab areas and will be required by code to have 100% outside air and no return air circulated back through the system. We have included in Item D the required supply air ductwork and supply registers to deliver the air quantities required to condition these spaces. The HVAC units serving these areas will be outside air rooftop units.

The supply air will be exhausted out of these areas by means of roof mounted exhaust fans sized to remove the designed cfms. The exhaust ductwork will be fabricated using stainless steel sheets per code.

Zone 9 will have 30 tons with 100% outside air

Zone 11 will have 23 tons with 100% outside air

Zone 14 will have 12 tons with 100% outside air

Zone 18 will have 4 tons with 100% outside air

Zone 23 will have 62 tons with 100% outside air

(92 tons total for areas 9 & 23)

E: Main Office — Zones 10A, 10B

Item E:

The main office will be divided into two zones. The lobby area, single offices, and conference rooms will be considered Zone 10A and utilize a package roof mounted heat pump and VAV’s to deliver the required heating and cooling.

The central office area will be heated and cooled by another package roof mounted heat pump which will be considered Zone 10B. The restrooms, break room, and kitchen area will have an exhaust system. The Main Office areas will be controlled using a Trane Tracer control system.

The total cooling for the office area will have a maximum of 55 tons with 10% outside air.

F: Production Lab — Zone 12

Item F:

Zone 12 includes all required labor, materials, tools, and equipment to install a 31 ton package roof top unit with 10% outside air. We have included the required supply ductwork and supply and returns grill for the designed cfm’s for this system.

G: Toilets — Zone 13

Item G:

Zone 13 includes all required labor, materials, tools, and equipment to install a 15 ton package outside air roof top unit with 50% outside air. We will install the required supply air ductwork, supply grills, and registers.

We have included furnishing and installing an exhaust system per design. We will use a roof mounted exhaust fan for the exhaust system.

H: Laboratory — Zone 14

See Item D

I: Growth Lab — Zone 15

See Item 4A

J: Wood Lab — Zone 16

See Item 2A

K: IT Area — Zone 20

Item K:

Item “K” includes all required labor, materials, tools, and equipment to install a 10 ton LIEBERT HVAC system within the IT area. At this time the 10 ton units is an estimated size since we do not know the actual size and amount of equipment that will be installed in this area.

L: Transformation Area & Break Area — Zones 21 & 22

Item L:

Item “L” includes all required labor, materials, tools, and equipment to install a 22 ton packaged rooftop unit with 20% outside air. We have included furnishing and installing the required supply and return duct systems designed and sized for this application.

M: Research and Development Area — Zones 9 & 23

See Item D

N: Corridors

Item N:

Item “N” includes all required labor, materials, tools, and equipment to install a total of 12 tons of conditioned air with 20% outside air for the common corridors. We will install packaged roof top HVAC systems with the required supply and return duct systems.

O: Dishwasher Hood & Fan

We have included a 4’ x 4’ Stainless Steel hood for this area. We have included furnishing and installing the hood, furnishing and installing an exhaust fan, and the stainless steel duct from the hood out the roof.

The exhaust fan will be an inline fan with the motor out of the air stream.

We have included a supply fan for this hood. The supply fan will be a roof mounted fan with filtered air ducted down to the hood.

P: Fume Hoods — Two (2) Total

The Fume Hoods will be furnished by others or existing hoods will be relocated from the existing building to the new building. We have included in our quote furnishing and installing the duct from the hoods through the roof. We have also included exhaust fans for each of these hoods and 2 roof curbs. Stainless steel duct will be used to vent these hoods.

Q: Air Compressor & Air Piping

We have included furnishing and installing an air compressor and dryer for the compressed air system. Also included is the required main header and branch line and air drops. We do not have any money allowed for connecting any equipment that requires air. We do not have any information detailing the locations or connection points for any owner furnished equipment.

R: Vacuum Pump & Vacuum Piping

The existing vacuum pump or pumps will be reused on the new building. We have allowed for disconnecting these units, moving these to the new building and installing. Also included is furnishing and installing the required vacuum piping for laboratory areas. We do not have any money allowed for connecting the vacuum system to the designated locations. We do not have any information for this work.

S: Cold Rooms

We have included the controls for these rooms in our control system budget.

T: Control System

We have included in our budget a Trane Tracer System for the building controls.

U: Test & Balance

A test and balancing of systems will be done by an independent testing and balancing agency.

EQUIPMENT RELOCATION

For relocating the existing owner owned equipment we have an offer of $35,000.00. This allowance would include the required labor to disconnect the fume hoods, laminar flow hoods, grow rack systems that will be used at the new facility. We will transport these items from the existing building to the new facility. At the new facility, we will offload and locate these items as required. The grow racks and flow hoods will be placed in their designated location as directed by ArborGen.

We never received a list of equipment from ArborGen that we requested detailing the number of flow hoods or grow racks that they would be relocating. The above allowance is based on my meeting notes and approximates on the equipment that ArborGen would be reusing.

HVAC NOTES:
1.	VAV Terminal Units with electric heat will be furnished and installed for the small offices located in the main office areas.

2.	Quote based on regular work hours. No overtime included in this budget.

3.	Seismic Rated Sloped Curbs for Metal Roof with Integral Vibration Isolation will be supplied and installed by SCM, Inc.

4.	This quote is based on utilizing the attic area of the building as a return air plenum.
7.	Division 16 — Electrical
1.	Aluminum wire shall be used for all panel feeders.

2.	Concrete for pole bases and duct banks.

3.	Switchboards, panel boards, dry type transformers, and Tvss as shown on sheet E1.00 (sizes based on existing building).

4.	Site light based on 20’ poles with HID fixtures mounted (shoebox style) on them with 24” pole base (based on 2 footcandles per parking area only).

5.	Telephone/ data system will be a raceway to accessible ceiling and all cabling and J hooks by others.

6.	Security systems will be raceway only cabling and installation by others.

7.	Surface mount raceway for all lab areas are included (wiremold).

8.	Demo all wiring to relocated equipment and rewire when relocated.

9.	Telephone service for main building stubbed out of building 20’.

10.	New fire alarm system as required.

11.	Reuse existing (3) generators. They shall be located within 50’ of building.

12.	Temporary power included with utility company to bring power within 50’ of building.

13.	All panel feeders to be aluminum.

14.	Relocate growth room lights from existing facility (exclude repairs of existing fixtures).

15.	HVAC wiring by RMF Engineering design 11/26/08.

16.	Any exposed wiring above ceiling plenum rated.

17.	All lights are commercial grade fixtures.

18.	AIC Rating are unknown at this time. Standard AIC is what we quoted.

19.	Wiring Methods will include MC cable, EMT Conduit, and PVC Conduit.

20.	All wiring devices figured are 20 amp commercial grade.
XVI.	Other:
A.	We exclude all/ and any work associated with the greenhouse

B.	Schedule of Allowances:
1.	Interior Signage of $20,000

2.	Carpet Tiles ($30.00 a square yard for material only)

3.	Allowance for Fire-Resistive Joint Systems ($15,000)

4.	Allowance for Specialty Lighting ($20,000)

5.	Allowance for Stretched Fabric Wall System ($6,000)

6.	Duct Work to the Fume Hoods. This is included as an allowance of $19,220.00

7.	Allowance for Reconnection Up Lab Equipment After it is Moved Into the New Building ($35,000) — By THS and in our revised proposal.

Schedule 2
SCHEDULE OF WORK

Schedule 3
CONSTRUCTION BUDGET

Exhibit C
Permitted Encumbrances
1.	Taxes for the current year and all subsequent years.
2.	Rights or claims of parties in possession not shown of record.
3.	The number of acres contained in the legal description.
4.	Terms, provisions and conditions as set forth in that certain Agreement which constitutes the easement grant dated and recorded in the ROD Office for Dorchester County in Deed Book at Page .
5.	Restrictions, Easements, terms, provisions, conditions and other matters as set forth in those certain Plats recorded in the ROD Office for Dorchester County and as shown on that plat entitled “A FINAL SUBDIVISOIN PLAT OF TRACT 1 TO CREATE TRACT 2 AND GENERAL UTILITY AND INGRESS/EGRESS EASEMENT, SOUTHWEST OF SUMMERVILLE, DORCHESTER COUNTY, SOUTH CAROLINA, PREPARED FOR: MEADWESTVACO FORESTRY LLC. CO.” dated April 2, 2009 by Thomas & Hutton Engineering Co. in Plat Cabinet L at Page 125 and as further shown on that plat entitled “A FINAL SUBDIVISION PLAT OF TRACT 1 TO CREATE TRACT 1 RESIDUAL & TRACT 3 & TRACT 4 & REALIGNMENT OF A GENERAL UTILITY & INGRESS/EGRESS EASEMENT, SOUTHWEST OF SUMMERVILLE, DORCHESTER COUNTY, SOUTH CAROLINA, PREPARED FOR MEADWESTVACO FORESTRY LLC. CO.” dated September 30, 2009 by Thomas & Hutton Engineering Co. in Plat Cabinet L at Page 135.
6.	DECLARATION OF PROTECTIVE COVENANTS,CONDITIONS AND RESTRICTIONS FOR PINE HILL COMMERCE PARK dated November , 2010 and recorded in the ROD Office for Dorchester County on November , 2010 in Book at Page .
7.	Any portion of the premises lying below the ordinary high water mark of Canal or any rights in the adjoining water.
8.	Subject to the rights of others in and to the bed and waters of the canal crossing the premises as shown on plat entitled “A PLAT SHOWING TWO TRACTS OF LAND OWNED BY WESTVACO CORPORATION LOCATED IN DORCHESTER COUNTY, S.C., TRACT A CONTAINING 74.7 ACRES, TRACT B CONTAINING 61.7, TOTAL 136.4, ABOUT TO BE CONVEYED TO BECKER SAND & GRAVEL CO” surveyed by K. A. Niahoney and H. H. Foster, dated January 20, 1972 and recorded in the ROD Office for Dorchester County in Plat Cabinet 19 at Page 74.
9.	Ordinance Number 09-17 and Development Agreement by and between Dorchester County, South Carolina and MWV Pine Hill Commerce Park, LLC dated October 14, 2009 and recorded in the ROD Office for Dorchester County on October 19, 2009 in Book 7277 at Page 1, as amended by that instrument by and between Dorchester County, South Carolina and MWV-East Edisto Pine Hill Commerce Park, LLC dated and recorded in the ROD Office for Dorchester County on in Book at Page .

10.	Facts which would be disclosed by a comprehensive survey of the premises herein described, subsequent to survey prepared by Thomas & Hutton Engineering Co., dated April 2, 2009 and as shown on plat entitled “A FINAL SUBDIVISION PLAT OF TRACT 1 TO CREATE TRACT 2 AND GENERAL UTILITY AND INGRESS/EGRESS EASEMENT, SOUTHWEST OF SUMMERVILLE, DORCHESTER COUNTY, SOUTH CAROLINA, PREPARED FOR: MEADWESTVACO FORESTRY LLC. CO.”, recorded in the ROD Office for Dorchester County in Plat Cabinet L at Page 125.
EXCEPTIONS AS TO EASEMENT PARCEL ONLY:
11.	Facts which would be disclosed by a comprehensive survey of the premises herein described, subsequent to survey prepared by Thomas & Hutton Engineering Co., dated September 30, 2009 and as shown on plat entitled “A FINAL SUBDIVISION PLAT OF TRACT 1 TO CREATE TRACT 1 RESIDUAL & TRACT 3 & TRACT 4 & REALIGNMENT OF A GENERAL UTILITY & INGRESS/EGRESS EASEMENT, SOUTHWEST OF SUMMERVILLE, DORCHESTER COUNTY, SOUTH CAROLINA, PREPARED FOR MEADWESTVACO FORESTRY LLC. CO.” recorded in Plat Cabinet L at Page 135.
12. Rights of the public and others entitled thereto to the use of the Ingress/Egress Easement area.

Exhibit D
Special Stipulations
1. Pre-existing Design Costs. Landlord will reimburse Tenant for Tenant’s pre-existing design costs incurred by Tenant in the sum of $475,865.53 promptly following execution and delivery of this Lease by Landlord and Tenant.
2. Tenant’s Review of the Work.
     a. Landlord shall make the construction site available at reasonable times for inspection by Tenant or its designated representatives.
     b. Landlord shall reasonably provide Tenant information in Landlord’s possession from the general contractor or architect relative to the construction of the Premises. Landlord and Tenant will endeavor to hold weekly telephone conferences to respond to any questions and provide updates as to the construction progress. Landlord will provide Tenant with copies of normal project updates as issued.
     c. Tenant has approved the original plans and related specifications as outlined in the Lease. Tenant has the right to approve change orders that will occur during the construction process. Tenant has no other rights relative to approval so long as the construction is materially consistent with the original plans and specifications as modified via change orders.
     d. Tenant, its employees, agents and representatives will be permitted to enter onto the Premises from time to time during construction for the purpose of inspecting (but not for the purpose of approving) the Work and to perform the installation of furniture, fixtures, equipment or additional improvements to prepare the Premises for Tenant’s use and occupancy; provided that, in Landlord’s sole discretion, Tenant does not interfere with Landlord’s development and construction of the Premises. Landlord acknowledges that Tenant will be constructing a greenhouse on the Land during the development and construction process; provided, however, such construction shall not interfere with the Premises site development and construction.
3. Delayed Substantial Completion: Acceleration of Buy-Out Remedy. Landlord does not hereby grant Tenant any rights to acquire the Premises pursuant to the Lease or the Work Letter that are over and above those rights currently contained in such documents. Landlord will provide Tenant with periodic estimates of costs and estimates for completion during the course of construction. Landlord agrees that it will assign its rights under various contracts with architects, contractors, etc. and any rights under building permits, zoning approvals, etc. upon the notification from Tenant that Tenant will be acquiring the Premises from Landlord pursuant to the terms of the Lease, subject, however, to the previous assignments of such documents to any lenders. Tenant may pursue its rights to acquire the Premises as set forth in the Lease prior to the 18-month period set forth therein, provided that both Landlord and Tenant agree that (1) Substantial Completion will not take place within such 18-month period, (2) Landlord is not diligently pursuing construction, and (3) delays in the completion of construction are not caused by reasons beyond the control of the Landlord.

Exhibit E
Form of Subordination, Non-Disturbance and Attornment Agreement
SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made to be effective as of the ___th day of October, 2010, by and between Forestry Research Holdings, LLC, a South Carolina limited partnership (the “Landlord”), TD Bank, N.A. (the “Lender”), and ArborGen Inc., a Delaware corporation (the “Tenant”) .
BACKGROUND:
Tenant has entered into a lease agreement with Landlord dated October __, 2010 (the “Lease”) relating to the property described in Exhibit “A” attached to this Agreement and by this reference made a part of this Agreement (the “Property”). Lender has made or has committed to make a loan to Landlord in the original principal amount of $7,500,000.00 (the “Loan”) secured by a mortgage (the “Mortgage”) covering the Property. Tenant has agreed that the Lease will be subject and subordinate to the Mortgage held by Lender, provided Tenant is assured of continued use of the Property under the terms of the Lease.
AGREEMENT:
For and in consideration of the mutual covenants contained in this Agreement, the sum of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, and notwithstanding anything in the Lease to the contrary, the parties agree as follows:
2.	Subordination. The Lease with all rights, options, liens and charges created by the Lease is expressly made and will be subject to and subordinate in all respects to the terms, conditions, lien, operation and effect of the Mortgage and to any renewals, modifications, consolidations, replacements and extensions of the Mortgage.
3.	Nondisturbance. If Lender or Lender’s assignee (“Lender’s Assignee”) takes possession of the Property or becomes the owner of the Property by foreclosure, conveyance in lieu of foreclosure or otherwise, so long as no default of Tenant has occurred under the Lease beyond applicable notice and cure periods, then Lender agrees as follows:
(a)	Lender or Lender’s Assignee will not terminate, impair or disturb the possession of Tenant.

(b)	The Lease will continue in full force and effect as a direct Lease between Successor Landlord (as defined in Section 4 below) and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term of the Lease.
4.	Mortgage Remedies. Nothing contained in this Agreement will prevent Lender from naming Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Mortgage to the extent necessary under applicable law in order for Lender to avail itself of and complete the foreclosure or other remedy, subject to the provisions of Section 2 above.
5.	Attornment. If Lender, Lender’s Assignee or any other party becomes the owner of the Property by foreclosure, conveyance in lieu of foreclosure or otherwise (“Successor Landlord”), then Tenant agrees as follows:
(a)	Tenant will perform and observe its obligations under the Lease.

(b)	Tenant will attorn to and recognize Successor Landlord as the landlord, and Successor Landlord will recognize Tenant, under the Lease for the remainder of the term of the Lease, such attornment to be automatic and self-operative.

(c)	Tenant will execute and deliver upon request of Successor Landlord an appropriate agreement of attornment to Successor Landlord.
6.	Protection of Successor Landlord. Tenant agrees that Successor Landlord will not be liable for, subject to or bound by any of the following:
(a)	claims, offsets or defenses which Tenant might have against the prior Landlord;

(b)	acts or omissions of the prior Landlord;

(c)	rent or additional rent which Tenant might have paid more than thirty (30) days in advance;

(d)	any security deposit or other prepaid charge paid to the prior Landlord;

(e)	construction or completion of any improvements for Tenant’s use and occupancy provided that Tenant shall retain any rights it has under the Lease with respect to the purchase of the Property in accordance with Section 3(a) of the Work Letter attached to the Lease;

(f)	warranties of any nature whatsoever, including any warranties respecting use, compliance with zoning, hazardous wastes or environmental laws, prior Landlord’s title, prior Landlord’s authority, habitability, fitness for purpose or possession; or

(g)	amendments or modifications of the Lease made without its written consent.
7.	Successor Landlord Exculpation. Tenant will look solely to Successor Landlord’s interest in the Property for the payment and discharge of any obligation or liability imposed upon Successor Landlord under the Lease.
8.	Estoppel. To the best of Tenant’s knowledge as of the date hereof, there does not exist any default, claim, controversy or dispute under the Lease. Tenant has not commenced any action and Tenant has not sent or received any notice to terminate the Lease.
9.	Notice to Lender. Both Landlord and Tenant agree that they will deliver to Lender a copy of all notices of default or termination received by either of them under the terms of the Lease. Further, Tenant agrees to give to Lender written notice of any default by Landlord under the Lease. Lender shall have thirty (30) days after receipt of such written notice of default in which, at Lender’s option, to cure such default; provided, however, that said 30-day period shall be extended so long as within said 30-day period, Lender has commenced to cure and is proceeding with reasonable diligence to cure said default. Nothing herein shall be deemed to obligate Lender to cure Landlord’s defaults under the Lease.
10.	Assignment to Lender. Tenant acknowledges that the Landlord may execute and deliver to Lender an assignment of the Lease as security for the Loan and that Lender may further assign the Loan. Tenant expressly consents to such assignments.
11.	Payment of Rent. Landlord hereby agrees that if Lender notifies Tenant that Lender is entitled to receive the rent and/or any other payments including reimbursements, if any, due under the Lease pursuant to an Assignment of Rents or any other instrument or agreement signed by Landlord, then Tenant shall be entitled to comply with said instrument upon being furnished a copy of it by Landlord or Lender, and Tenant may rely on any assertion by Lender that Lender is entitled to receive the rents (and if applicable, other payments due under the Lease), whether due to Landlord’s default under the Mortgage, or otherwise, and Tenant shall have no obligation to make any independent determination as to whether the assertions of Lender are true. Any rent or other sums paid to Lender upon Lender’s demand shall be deemed to be payments to Landlord pursuant to the Lease.
12.	Invalidity. If any portion of this Agreement is held invalid or inoperative, then all of the remaining portions will remain in full force and effect, and, so far as is reasonable and possible, effect will be given to the intent manifested by the portion or portions held to be invalid or inoperative.
13.	Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of South Carolina.
14.	Notices.
(a)	All notices, demands and other communications (“Notices”) under or concerning this Agreement must be in writing. Each Notice shall be addressed to the intended recipient at its address set forth in this Agreement, and will be deemed given on the earliest to occur of (1) the date when the Notice is received by the addressee; (2) the first Business Day after the Notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next Business Day delivery; or (3) the third Business Day after the Notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. The term “Business Day” means any day other than a Saturday, a Sunday or any other day on which Lender is not open for business.

(b)	Any party to this Agreement may change the address to which Notices intended for it are to be directed by means of Notice given to the other party in accordance with this Section. Each party agrees that it will not refuse or reject delivery of any Notice given in accordance with this Section, that it will acknowledge, in writing, the receipt of any Notice upon request by the other party and that any Notice rejected or refused by it will be deemed for purposes of this Section to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.
Any Notice, if given to Lender, must be addressed as follows:
TD Bank, N.A.
Attn: Michael Rose
158 Meeting Street
Charleston, South Carolina, 29403

Any Notice, if given to Landlord, must be addressed as follows:
Forestry Research Holdings, LLC
2743 Perimeter Parkway
Augusta, Georgia 30909
ATTN: Victor J. Mills
Any Notice, if given to Tenant, must be addressed as follows:
ArborGen Inc.
Attn: Wayne Barfield
P. O. Box 840001
Summerville, SC 29484
15.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, successors-in-title and assigns, including but not limited to any Successor Landlord or purchaser at or in lieu of a foreclosure under the Mortgage. However, except as expressly permitted in the Lease, Tenant shall not assign the Lease or sublet the Property without the prior consent of Lender.
16.	Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute one and the same instrument.
17.	Modification. This Agreement may not be cancelled or modified except by an agreement in writing signed by Lender and Tenant or their respective successors. Landlord joins in this Agreement for the purpose of consenting to the provisions hereof and agrees to be bound hereby but the consent of the Landlord will not be required in order to cancel or modify this Agreement.
Remainder of this Page is Intentionally Left Blank

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement [under seal] as of the date first above written.

Witnesses:	Tenant:

ArborGen Inc., a Delaware corporation

/s/ Illegible

/s/ Illegible	By:	/s/ Geoffrey P. Clear
Geoffrey P. Clear
Its: Sr. VP & CFO

STATE OF SOUTH CAROLINA )
: ss.:
COUNTY OF BERKELEY )
     The foregoing instrument was acknowledged before me this 23 day of November, 2010 by Geoffrey Clear in his/her capacity as Sr. VP & CFO of Arborgen Inc., a Delaware corporation.

/s/ Angela N. Boos
Notary Public
Print Name: Angela N. Boos My commission expires: 12/20/17
SEAL OF NOTARY

Witnesses:	Landlord:

FORESTRY RESEARCH HOLDINGS LLC, a
South Carolina limited liability company

By: MPR Consultants, Inc., Its: Manager

By: /s/ Victor J. Mills Victor J. Mills
Its President

STATE OF SOUTH CAROLINA	)
: ss.:
COUNTY OF CHARLESTON	)
     The foregoing instrument was acknowledged before me this ___ day of September, 2010 by Victor J. Mills in his capacity as president of MPR Consultants, Inc., the manager of FORESTRY RESEARCH HOLDINGS LLC, a South Carolina limited liability company on behalf of FORESTRY RESEARCH HOLDINGS LLC, a South Carolina limited liability company.

Notary Public
Print Name:
My commission expires:
SEAL OF NOTARY

Witnesses:	Lender:

TD Bank, N.A.
/s/ [Illegible]

By: /s/ Michael C. Rose Michael C. Rose
/s/ [Illegible]	Its S.O.I.

STATE OF SOUTH CAROLINA	)
: ss.:
COUNTY OF CHARLESTON	)
     The foregoing instrument was acknowledged before me this 24th day of November, 2010 by Michael C. Rose in his capacity as Senior Vice President of TD Bank, N.A..

/s/ Morris A [Illegible]
Notary Public
Print Name: Morris A [Illegible]
My commission expires: 10/15/13
SEAL OF NOTARY

EXHIBIT A
Legal Description
ALL that piece, parcel or tract of land, situate, lying and being in Dorchester County, State of South Carolina, being shown and designated as TRACT 2, containing 13.501 Acres on a plat entitled “A FINAL SUBDIVISION PLAT OF TRACT 1 TO CREATE TRACT 2 AND GENERAL UTILITY AND INGRESS/EGRESS EASEMENT, SOUTHWEST OF SUMMERVILLE, DORCHESTER COUNTY, SOUTH CAROLINA, PREPARED FOR: MEADWESTVACO FORESTRY LLC. CO.” dated April 2, 2009 by Thomas & Hutton Engineering Co. in Plat Cabinet L at Page 125. SAID tract of land having such size, shape dimensions and boundaries as will by reference to said plat more fully appear.